      As filed with the Securities and Exchange Commission on June 6, 2002
                                                      REGISTRATION NO. 333-86190

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 ASPENBIO, INC.
                                 --------------
             (Exact Name of Registrant as Specified in its Charter)

           COLORADO                             2835                      84-1553387
           --------                             ----                      ----------
(State or other jurisdiction of          Primary Standard             (I.R.S. Employer
incorporation or organization)    Industrial Classification No.    Identification Number)

                        8100 SOUTHPARK WAY, BUILDING B-1
                            LITTLETON, COLORADO 80120
                                 (303) 794-2000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 ROGER D. HURST
                                 ASPENBIO, INC.
                        8100 SOUTHPARK WAY, BUILDING B-1
                            LITTLETON, COLORADO 80120
                                 (303) 794-2000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                 With a Copy To:

                             ROBERT M. BEARMAN, ESQ.
                             NADA WOLFF CULVER, ESQ.
                                PATTON BOGGS, LLP
                         1660 LINCOLN STREET, SUITE 1900
                             DENVER, COLORADO 80264
                                 (303) 830-1776

Approximate Date of Commencement of        As soon as practicable after this Registration
Proposed Sale to the Public:               Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



--------------  -------------   --------------  -------------   ----------------

--------------  -------------   --------------  -------------   ----------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
        WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT
      FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
       PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT
     SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER
                            OR SALE IS NOT PERMITTED.

PROSPECTUS

                              SUBJECT TO COMPLETION


                               DATED JUNE 6, 2002

                                1,489,280 SHARES


                                 ASPENBIO, INC.

                                  COMMON STOCK


         This is the first public offering of our securities. Common stock available for sale as a result of this prospectus will be sold by currently existing shareholders. The selling shareholders identified in this prospectus may offer, from time to time, up to 1,489,280 shares of our common stock. The selling shareholders may sell these shares from time to time directly to purchasers or through agents, underwriters or dealers. We will not receive any money from the sale of common stock as a result of this offering.

         One of our shareholders, Cambridge Holdings, Ltd., intends to distribute 500,000 shares of our common stock to Cambridge's shareholders as a stock distribution. Gregory Pusey, an officer and director of the Company, should receive approximately 263,975 shares of our common stock in the distribution by Cambridge. The 263,975 shares may be resold by Mr. Pusey as a selling shareholder and are included in the 1,489,280 shares that may be sold by the selling shareholders.


         Prior to this offering, there has been no public market for our common stock. We expect to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective. The shares will be priced based upon bid and ask quotations submitted by broker-dealers.

                                   ----------

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 2.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this prospectus is ____________

                                TABLE OF CONTENTS



                                                                                                                  PAGE
                                                                                                                  ----
PROSPECTUS SUMMARY..................................................................................................1

RISK FACTORS........................................................................................................2

FORWARD-LOOKING STATEMENTS..........................................................................................7

USE OF PROCEEDS.....................................................................................................7

DIVIDEND POLICY.....................................................................................................8

CAPITALIZATION......................................................................................................8

SELECTED FINANCIAL DATA.............................................................................................9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................11

BUSINESS...........................................................................................................16

MANAGEMENT.........................................................................................................25

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS...............................................................27

PRINCIPAL SHAREHOLDERS.............................................................................................29

PLAN OF DISTRIBUTION...............................................................................................31

DESCRIPTION OF CAPITAL STOCK.......................................................................................34

SHARES ELIGIBLE FOR FUTURE SALE....................................................................................36

LEGAL MATTERS......................................................................................................37

EXPERTS............................................................................................................37

WHERE YOU CAN FIND MORE INFORMATION................................................................................37

INDEX TO FINANCIAL STATEMENTS.....................................................................................F-1

                               PROSPECTUS SUMMARY

         The following summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully including "Risk Factors."

                                 ASPENBIO, INC.

         AspenBio is a leading purifier of human and animal antigens. AspenBio was founded to acquire the antigen business from Vitro Diagnostics, Inc. in August 2000 and to leverage that base of operations and technology to develop new products with substantial market potential. Our management team had been conducting this business at Vitro Diagnostics since 1990. Over thirty products are currently being purified and sold. Many new products have been developed since the acquisition.

         Our strategy is to search for niches we can dominate with our purification abilities. We are focusing on expanding our business into other uses of purified proteins, principally for diagnosis and treatment of humans and animals.


         We expect to market a new antigen pregnancy test for dairy and cow/calf operators. This bovine pregnancy test is designed to indicate pregnancy between days 15 and 32 after artificial insemination. An additional bovine test for pregnancy determination 35 days after artificial insemination should be available in Fall, 2002. We believe that the test for initially determining pregnancy has a large market potential, as the worldwide population of cows exceeds 120,000,000, of which approximately 58,000,000 cows are located in North America, Europe and the former Soviet Union. It has been estimated that approximately 70% of cows in the North American and European dairy industry are artificially inseminated. Although there are no published reports known to us regarding timed or synchronized cow breeding programs, based on our discussions with industry sources, we estimate that approximately 10% of the artificially inseminated cows are involved in these programs and would represent our primary target market for our bovine pregnancy test. We have received inquiries from six large companies interested in distributing the product.

         The next product we intend to bring to market is a recombinant form of bovine/porcine insulin known as PZI. Our initial plan for this product is for sales to feline owners under a compassionate drug exemption from the FDA. We also expect to apply simultaneously to the FDA for full drug approval. We plan to form an alliance with a larger medical company to fund this approval process. Ultimately, we intend to seek approval from the FDA for use in humans.


         One of our other projects includes purifying and culturing an antigen known as carcinoembryonic antigen (CEA) as part of National Cancer Institute studies to develop a vaccine for colon cancer in conjunction with NIH funded university research. We are also developing equine proteins to diagnose and treat problems or potential enhancements in fertility, lactation, thyroid and wounds in horses.

         Our executive offices are located at 8100 Southpark Way, Building B-1, Littleton, Colorado 80120. Our telephone number is (303) 794-2000. Our website is located at www.aspenbioinc.com. We are not incorporating by reference in this document any material from our website. The reference above to our website is an inactive textual reference to the uniform resource locator (URL) and is for your reference only.

                                  THE OFFERING


Common Stock offered by selling shareholders..............        1,489,280 shares

Use of Proceeds...........................................        We will not receive any
                                                                  proceeds from the sale of the
                                                                  shares of common stock by the
                                                                  selling shareholders or from the
                                                                  distribution by Cambridge of
                                                                  shares of AspenBio to the
                                                                  Cambridge shareholders

Proposed OTC Bulletin Board Symbol........................        ASPB


                                  RISK FACTORS


         An investment in our common stock involves a high degree of risk. You should consider carefully the following factors and other information in this prospectus before deciding to invest in shares of AspenBio common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, the trading price of AspenBio common stock, if any market develops, could decline and you could lose all or part of your investment.

         Prospective investors should consider carefully these factors concerning our business before purchasing the shares offered by this prospectus. We make various statements in this section which constitute "forward-looking statements" under Section 27A of the Securities Act of 1933. See
"Forward-Looking Statements."

OUR SUCCESS DEPENDS ON OUR ABILITY TO COMMERCIALIZE NEW PRODUCT OFFERINGS.


         We have been successful in creating a leading position in human diagnostic antigen manufacturing operations. However, we believe the growth potential in this market is limited. We are developing several other products which we believe have significantly greater potential for higher revenues and increased profits. Our ability to achieve these objectives is dependent on a number of factors, including our ability to complete development efforts, including any necessary testing and regulatory approvals, and successfully commercialize these products.

         We have been able to operate without incurring substantial losses. Through December 31, 2001 we had retained earnings of $37,952. However, during the quarter ended March 31, 2002, primarily due to lower sales from our two largest customers and increased research and development expenses, we incurred a net loss of $164,000. Our ability to resume profitable operations will depend upon our ability to quickly commercialize new product offerings.

         In order to achieve our business objectives, we will need to manufacture these products (or arrange for manufacture) in commercial quantities at a reasonable cost acceptable in the marketplace. Because of our limited manufacturing experience, outside the antigen business, and the lack of a marketing organization, we are likely to rely on other parties to perform one or more tasks for the commercialization of our proposed products. We may incur additional costs and delays while working with these parties, and these parties may ultimately be unsuccessful in the manufacture or distribution of our products.



WE MAY BE UNABLE TO MOVE TO A NEW FACILITY AND WE MAY INCUR SUBSTANTIAL EXPENSE.

         We believe that the current facility used by us will not be sufficient to accommodate our growth. Our president, Roger Hurst, has located land in Castle Rock, Colorado, and has assigned his contract to purchase that land to us. In order to facilitate the purchase, Mr. Hurst has loaned to us $625,000 and we have made a promissory note to Mr. Hurst in that amount which is payable, with interest at 8% per annum on May 5, 2004. We have made non-refundable earnest money deposits totaling $200,000 on the land purchase. The land purchase must be completed by July 31, 2002. We have also made commitments to the builder of approximately $200,000 related primarily to building plans and materials. We have made application for bank financing of the land purchase and construction of the building. Based on our discussions with the bank, we expect that the bank will require compensating balances and/or loan guarantees which will necessitate our obtaining financing from external sources of approximately $400,000. We have identified potential sources and discussed possible arrangements for those funds, but we currently have no firm understandings, arrangements or agreements for the necessary funding. In addition, our contract to purchase the land is with the seller which will be simultaneously purchasing land as part of a larger parcel for $1,089,000. Our contract requires us to assume the obligation of our seller to purchase the larger parcel, if our seller is unwilling or unable to complete that purchase. We believe the additional land is more valuable than the purchase price and that our seller will likely complete the purchase. Any failure by us to obtain the additional financing or to be able to complete this purchase could result in our being unable to move into the new facility and for us to incur the costs detailed above without any corresponding benefit and could have an adverse impact on our business and financial condition.


OUR SUCCESS WILL DEPEND IN PART ON ESTABLISHING EFFECTIVE STRATEGIC PARTNERSHIPS AND BUSINESS RELATIONSHIPS.

         A key aspect of our business strategy is to establish strategic partnerships. We currently have license arrangements with the University of Idaho and the University of Wyoming. It is likely that we will seek other strategic alliances. We also intend to rely heavily on companies with greater capital resources and marketing expertise to market some of our products. While we have identified certain candidates, we may not reach definitive agreements with any of them. Even if we enter into these arrangements, we may not be able to maintain these collaborations or establish new collaborations in the future on acceptable terms. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the acquisition of our securities. Our partners may decide to develop alternative technologies either on their own or in collaboration with others. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, the development or commercialization of our technology in potential products may be substantially delayed.

WE HAVE LIMITED MANUFACTURING EXPERIENCE, AND WE MAY EXPERIENCE MANUFACTURING PROBLEMS THAT LIMIT THE GROWTH OF OUR REVENUE.

         We purify human and animal antigens and tumor markers. In 2002, our revenues from these sales were approximately $1.1 million. We intend to introduce new products with substantially greater revenue potential. We may seek to manufacture these products in-house or through contractual arrangements with third parties. In either event, we may not be able to produce sufficient quantities at an acceptable cost. In addition, we may encounter difficulties in production due to, among other things, quality control, quality assurance and component supply. These difficulties could reduce sales of our products, increase our costs, or cause production delays, all of which could damage our reputation and hurt our profitability. To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY
RIGHTS.

         Our success will partially depend on our ability to obtain and enforce patents relating to our technology and to protect our trade secrets. We may not receive any patents. In addition, third parties may challenge, narrow, invalidate or circumvent our patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. Neither the U.S. Patent Office nor the courts have a consistent policy regarding breadth of claims allowed or the degree of protection afforded under many biotechnology patents.


         In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees and consultants to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, others may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.


WE MAY BE UNABLE TO RETAIN KEY EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

         Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. A loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our development programs and our business.

         Roger Hurst has been our Chief Executive Officer since our inception. We rely on him for his leadership and business direction. We do not have an employment agreement with Mr. Hurst. The loss of his services could significantly delay or prevent the achievement of our business objectives. Mr. Hurst is our largest shareholder.

OUR COMPETITORS MAY HAVE GREATER RESOURCES OR RESEARCH AND DEVELOPMENT CAPABILITIES THAN WE HAVE, AND WE MAY NOT HAVE THE RESOURCES NECESSARY TO SUCCESSFULLY COMPETE WITH THEM.


         Our business strategy has been to create a niche in the protein purification area. We are aware of only one competitor in this area, Dr. Albert Parlow, a UCLA professor. We believe that we have displaced Dr. Parlow as the largest supplier of human antigens. However, we plan to expand our operations into other areas as described in the "Business" section. The biotechnology business is highly competitive, and we may face increasing competition. We expect that many of our competitors will have greater financial and human resources and more experience in research and development and more established sales, marketing and distribution capabilities than we have. In addition, the healthcare industry is characterized by rapid technological change. New product introductions or other technological advancements could make some or all of our products obsolete.


OUR COMMON STOCK WILL LIKELY BE CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY UNSTABLE.

         No public trading market exists for our common stock. We expect to have our common stock traded on the OTC Bulletin Board, but we cannot predict the market price of our common stock, when any trading may commence, or whether you will be able to sell your shares quickly or at an acceptable price if trading in our stock is not active. Based on recent private transactions, we do not expect that the common stock will trade at $5 or more per share. Because our stock will not be traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small Cap Market, if the market price of the common stock is less than $5 per share, the common stock will be classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stock are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the shares they purchase in this offering, and they may not be able to resell at prices at or above the prices they paid.


A SIGNIFICANT NUMBER OF OUR SHARES ARE OR WILL BE ELIGIBLE FOR FUTURE SALE, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.


         As of June 6, 2002, 9,300,000 shares of our common stock, 600,000 options and 830,000 warrants were outstanding. Of the 9,300,000 shares of our common stock, 1,489,280 shares are being offered pursuant to this prospectus, including approximately 263,975 shares to be received by Gregory Pusey and members of his family in connection with the distribution by Cambridge to the Cambridge shareholders. Mr. Pusey and members of his family may resell the 263,975 shares held by them immediately pursuant to this prospectus. Mr. Pusey and members of his family own an additional 80,000 shares, which are also registered for sale pursuant to this prospectus. Cambridge currently owns 1,000,000 shares of which it intends to distribute 500,000 shares to its shareholders, including the 263,975 shares to be received by Mr. Pusey and members of his family. The 500,000 shares to be retained by Cambridge may be resold pursuant to Rule 144 commencing in December 2002. Our president, Roger Hurst, owns 4,246,757 shares, which are restricted from resale because of Mr. Hurst's affiliate status. The remaining 2,827,938 outstanding shares could be available for sale under Rule 144, beginning 90 days after the date of this prospectus. We have granted options to purchase up to 600,000 shares of our common stock, of which options to purchase 200,000 shares are exercisable currently. The options to purchase 400,000 shares are held by two employees (200,000 shares each) and vest in one-third annual installments, commencing April 3, 2003. The holding period for Rule 144 purposes would begin upon exercise of the respective options. We also have issued warrants to purchase 830,000 shares which are currently exercisable. We have granted registration rights to the holders of the warrants beginning September 30, 2002. Sales of a substantial number of shares of our common stock in the public market or the exercise of a substantial number of options or warrants to purchase shares of our common stock, or the perception that such sales or exercises might occur, could cause the market price of our common stock to decline. All of the shares offered for sale by the selling shareholders under this prospectus will be freely tradable as will be the shares distributed by Cambridge including the shares distributed to Gregory Pusey, who is also a director of AspenBio.

BECAUSE ONE OF OUR SHAREHOLDERS OWNS MORE THAN 45% OF OUR COMMON STOCK, HE SHOULD BE ABLE TO DETERMINE THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR SHAREHOLDERS FOR APPROVAL, REGARDLESS OF THE PREFERENCES OF THE MINORITY SHAREHOLDERS.

         Roger D. Hurst currently owns 45.7% of our outstanding common stock. Accordingly, it is expected that he will have the ability to control all matters affecting AspenBio, including the composition of our board of directors, any determinations with respect to mergers, or other business combinations, our acquisition or disposition of assets and our financings. In addition, Mr. Hurst should be able to prevent or cause a change in control of our company and may be able to amend our articles of incorporation and bylaws without the approval of any other shareholder. His interests may conflict with the interests of our other shareholders.

WE DO NOT CURRENTLY HAVE INSURANCE THAT COVERS PRODUCT LIABILITY.

         Our insurance policies do not currently cover claims and liability arising out of defective products. As a result, if a claim is brought against us, we would not have any insurance that would apply and would have to pay any costs directly. Because our products have only been used as part of diagnostic test kits, we did not believe that this insurance would be necessary. However, as we expand into other products, the risk of claims will increase and we will need to evaluate the need to obtain insurance.

IF WE FAIL TO OBTAIN FDA APPROVAL, WE CANNOT MARKET CERTAIN PRODUCTS IN THE UNITED STATES.

         Therapeutic products to be used by humans must be approved by the FDA prior to marketing and sale. This would apply to our plan to market PZI to human diabetics. In order to obtain approval, we must complete extensive clinical trials and comply with numerous standards; this process can take substantial amounts of time to complete. Even if we complete the trials, FDA approval is not guaranteed. FDA approval can be suspended or revoked, or we could be fined, based on a failure to continue to comply with those standards.

         FDA approval is also required for therapeutic products that will be used on animals prior to marketing and sale, and can also require considerable time to complete. New drugs for companion animals must receive New Animal Drug Application approval. This type of approval would be required for the use of PZI for treatment of feline diabetes and for our therapeutic equine protein products. The requirements for obtaining FDA approval are similar to those for human drugs described above and may require similar clinical testing. Approval is not assured and, once FDA approval is obtained, we would still be subject to fines and suspension or revocation of approval if we fail to comply with FDA requirements. We plan to file a compassionate drug exemption application for the use of PZI, so that we can manufacture and use PZI while the FDA is conducting the more comprehensive review. However, the interim approval is also not guaranteed and could delay marketing of PZI until the New Animal Drug Application is approved.

IF WE FAIL TO OBTAIN REGULATORY APPROVAL IN FOREIGN JURISDICTIONS, THEN WE CANNOT MARKET OUR PRODUCTS IN THOSE JURISDICTIONS.

         We plan to market some of our products in foreign jurisdictions. Specifically, we plan to aggressively market the bovine pregnancy test in foreign jurisdictions and may market our therapeutic products to foreign jurisdictions, as well. We may need to obtain regulatory approval from the European Union or other jurisdictions to do so and obtaining approval in one jurisdiction does not necessarily guarantee approval in another. We may be required to conduct additional testing or provide additional information, resulting in additional expenses, to obtain necessary approvals.


   This prospectus is part of a registration statement that we have filed with the SEC. You should read both this prospectus and any supplement together with additional information described under
                     "Where You Can Find More Information."

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY
    SUPPLEMENT OR OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS
     PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT MAY ONLY BE ACCURATE AS
                   OF THE DATE OF THE FRONT OF SUCH DOCUMENTS.


                           FORWARD-LOOKING STATEMENTS

         Various statements that we make in this prospectus under the captions of "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business" and elsewhere in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements involve known and unknown risks, uncertainties and other factors that can cause the actual results, performance or activities of our business, or industry results, to be materially different from any future results, performance or activities expressed or implied by the forward-looking statements. These factors include: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the uncertainty of results of animal and human testing, the risk of product liability, our dependence on patents and other proprietary rights, dependence on key management, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, failure to obtain regulatory approvals for our products and other factors discussed in this prospectus.

         Many of these factors are beyond our control. We caution potential investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the prospectus. Any proceeds from the sale of the shares offered pursuant to this prospectus will be received by the selling shareholders.

                                 DIVIDEND POLICY

         We have never paid a cash dividend on our common stock, and we do not intend to pay cash dividends for the foreseeable future. Instead, we currently plan to retain all earnings, if any, for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION


         The following table sets forth our actual capitalization as of March 31, 2002. We will not receive any of the proceeds from the sale of our common stock held by the selling shareholders; thus, no pro forma information has been provided for such sale by the selling shareholders.


         This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements in the accompanying notes and other financial information in this prospectus.


                                                                            March 31, 2002
                                                                            --------------
Liabilities:
   Current liabilities ...............................................       $  176,503
   Long-term debt ....................................................          327,435
                                                                             ----------
     Total liabilities ...............................................          503,938
                                                                             ----------
Shareholders' Equity:
   Common stock, 15,000,000 shares authorized:  9,300,000 issued .....        1,517,921
   Retained earnings (deficit) .......................................          126,182
                                                                             ----------
     Total shareholders' equity ......................................        1,391,746
                                                                             ----------
     Total capitalization ............................................       $1,895,684
                                                                             ==========



         The common stock data excludes common stock reserved for issuance under our outstanding stock options. As of June 6, 2002, there were outstanding: (i) options to purchase 200,000 shares at an exercise price of $1.00 per share, (ii) options to purchase 400,000 shares at an exercise price of $1.25 per share, and
(iii) warrants to purchase 830,000 shares at an exercise price of $1.00 per share.

                             SELECTED FINANCIAL DATA

The selected data presented below for the year ended December 31, 2001 and for the period from inception to December 31, 2000, have been derived from financial statements of the Company, which financial statements have been audited by independent accountants. The selected data presented below for the predecessor company, Vitro Diagnostics, Inc. as of and for the years ended October 31, 2000, 1999, 1998 and 1997, has been derived from financial statements audited by independent accountants. This information should be read in conjunction with the "Financial Statements" and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations" included elsewhere in this prospectus. The selected financial date provided below are not necessarily indicative of the future results of operations or financial performance of the Company.


                                                AspenBio, Inc                            Vitro Diagnostics, Inc.
                                         --------------------------                (Predecessor Financial Statements)
                                         Year ended    Inception to                     Years ended October 31,
                                         December 31,  December 31,   ---------------------------------------------------------
                                            2001          2000           2000           1999            1998           1997
                                         ------------  ------------   -----------    -----------     -----------    -----------
STATEMENT OF OPERATIONS DATA
 Revenues                                $ 1,123,269   $   288,910    $   821,564    $   835,452     $ 1,232,244    $   650,846
 Gross profit                                962,109       220,674        474,960        546,887         769,425        391,510
 Selling, general and administrative         494,680       181,116        456,451        350,119         295,029        417,814
 Research and development                    160,943        28,101        407,295        276,484          52,209         81,579
 Depreciation and amortization               109,488        45,025         14,346         13,763          14,897         15,245
 Net income (loss)                       $   101,184   $   (63,232)   $  (407,563)   $  (140,803)    $   374,487    $  (144,445)

 Net income (loss) per share             $      0.01   $     (0.01)               (1)            (1)             (1)            (1)

BALANCE SHEET DATA
 Working capital                         $   685,032   $   143,623    $  (125,101)   $   678,029     $   367,550    $    11,945
 Property and equipment, net                 202,018       228,601             --         31,076          26,886         27,990
 Intangible assets, net                      619,965       624,978        149,720        103,335          54,725             --
 Total assets                              1,984,237     1,280,998        763,144        936,393         764,670        496,670
 Long term debt                              290,921       586,859             --        105,432              --             --
 Stockholders' equity                      1,255,879       436,768        724,322        770,465         507,968        133,481

OPERATING AND OTHER DATA
 Cash flow from operations               $  (111,420)  $    86,062    $  (143.345)   $  (241,760)    $    64,389    $   (46,079)
 Cash flow from investments                  (71,600)     (250,000)       626,573        (73,065)        (68,518)       (10,619)
 Cash flow from financing                    499,195       271,528         61,905        363,364           7,635         26,598


(1)   Not comparable to continuing results.

Selected unaudited financial data for the quarters ended March 31, 2002 and 2001 is presented in the following table.


                             SELECTED FINANCIAL DATA


                                                   AspenBio, Inc
                                          ---------------------------------
                                          Quarter ended       Quarter ended
                                            March 31,           March 31,
                                              2002                2001
                                          -------------       -------------
STATEMENT OF OPERATIONS DATA
 Revenues                                  $   109,670        $   234,506
 Gross profit                                   87,214            180,799
 Selling, general and administrative            98,272            254,517
 Research and development                      138,546             42,570
 Depreciation and amortization                  11,464             15,672
 Net income (loss)                         $  (164,133)       $  (151,472)

 Net income (loss) per share               $     (0.02)       $     (0.02)

BALANCE SHEET DATA
 Working capital                           $   752,742        $   136,100
 Property and equipment, net                   190,532            221,240
 Intangible assets, net                        646,694            621,438
 Total assets                                1,895,684          1,206,915
 Long term debt                                327,435            582,852
 Stockholders' equity                        1,391,746            422,351

OPERATING AND OTHER DATA
 Cash flow from operations                 $   (93,335)       $   (30,612)
 Cash flow from investments                    (26,729)                --
 Cash flow from financing                       (6,336)           (19,078)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

BACKGROUND

         Under an agreement dated August 7, 2000, and effective for accounting purposes as of July 31, 2000, we acquired all of the diagnostic assets and operations of Vitro Diagnostics, Inc. Our President and principal shareholder is a former officer and continuing shareholder of Vitro. We paid $700,000 for these assets, of which $250,000 was paid in cash and $450,000 was paid pursuant to a promissory note. We paid the note to Vitro Diagnostics in full in 2000. We also assumed the liabilities of Vitro Diagnostics associated with the diagnostic operations.

         Our operations focus 1) on the purification and sale of human antigens and 2) on the development of new products and processes using proprietary techniques and expertise that we have developed. The antigens sold are used as raw materials for the diagnostic testing industry. We sell the antigens to a number of customers for use in diagnostics kits, standards and controls, antibody production and research. We sell to approximately 150 customers through our own marketing efforts, independent brokers and distributors. While our customer base is quite broad, generally a limited number of customers comprise a significant portion of our total annual sales. Our research and development activities are primarily performed internally on new product technology secured through our relationships with various universities, or opportunities derived from the marketplace.

         We were formed to consummate the Vitro Diagnostics acquisition. The acquisition has been accounted for under the purchase method of accounting, whereby the results of the acquired operations are included in our financial statements from the date of acquisition forward. In order to provide a meaningful comparison, the following table for comparison purposes only, sets forth on a pro forma basis for the year ended December 31, 2000, the amounts and percentages of selected items of revenue and expense, as though the acquisition of Vitro Diagnostics had been consummated as of the beginning of the year ended December 31, 2000. The pro forma results are not necessarily indicative if the results that would have occurred had the acquisition occurred as of January 1, 2000.

                                  Actual for year ended              Proforma for year ended
                                    December 31, 2001                   December 31, 2000
                               ---------------------------          -------------------------
                                 Amount                %             Amount               %
                               ----------            -----          --------            -----
Sales                          $1,123,269            100.0%         $995,000            100.0%
Cost of sales                     161,160             14.4%          163,000             16.4%
Gross profit                      962,109             85.8%          832,000             83.6%

Operating expenses                604,168             53.9%          564,000             56.7%
Research and development          160,943             14.4%          191,000             19.2%

Operating income (loss)           196,998             17.6%           77,000              7.7%

RESULTS OF OPERATIONS

Quarter Ended March 31, 2002 Compared to Quarter Ended March 31, 2001

         Sales for the quarter ended March 31, 2002 totaled $109,670, which is a $124,836 or 47% decrease from the quarter ended March 31, 2001. The decrease in sales is attributable to the lack of production billed from our two largest customers, BioRad and Golden West Biologics. It is not unusual for the builds of these customers to occur twice per year, sometimes both within one quarter. However, we cannot currently predict future sales volumes that could be expected from these or other customers.

         Costs of sales for the first quarter 2002 totaled $22,456, a $31,252 or 42% decrease as compared to the 2001 quarter. The reduction in cost of sales resulted from lower sales. Gross profit percentage improved to 80% in the first quarter of 2002, as compared to 77% in the first quarter of 2001.

         Operating expenses in the first quarter of 2002 totaled $248,282, which is a $64,477 or 20% decrease as compared to the first quarter of 2001. The decrease was primarily attributed to issuing stock for services to employees of $137,055 in the first quarter of 2001. The decrease in operating expenses was offset by an increase in research and development expenses. Research and development expenses in the first quarter of 2002 totaled $138,546, which is a $95,977 or 40% increase as compared to the first quarter of 2001. The increase in research and development expenses resulted primarily from the development of the bovine pregnancy tests. Depending upon available cash, we expect research and development expenses to continue to increase in 2002 as compared to 2001.

         Interest expense for the first quarter of 2002 declined $5,447 or 18% as compared to first quarter 2001.

Operating Activities

         Net cash outflows from operating activities consumed $93,335 during the first quarter ended March 31, 2002, as compared to consuming $30,612 in the first quarter of 2001. Expenditures associated with the development of the bovine pregnancy test and reduced product sales were the reasons for increased cash outflow.

Investing Activities

         Net cash outflows from investing activities consumed $26,729 during the first quarter of 2002. The outflow was entirely attributed to payments for licenses. There were no investing activities during the quarter ended March 31, 2001.

Financing Activities

         Net cash outflows from financing activities consumed $6,336 during the first quarter of 2002, as compared to consuming $19,078 in the first quarter of 2001. During the first quarter of 2002, the Company received $300,000 in connection with the completion of sale of securities to Cambridge. Also, during the first quarter of 2002, we paid $185,237 to reduce debt to our president and $31,671 to reduce the amount owed on our line of credit. The net outflows for the quarter ended March 31, 2001 were entirely due to payments of debt.


Year Ended December 31, 2001 Compared to 2000 Pro Forma


         Sales for the year ended December 31, 2001 totaled $1,123,000, which is a $128,000 or 13% increase over the 2000 pro forma amount. The majority of the increase is attributed to a general increase in sales to existing and new customers, combined with the fact that during the 2000 pro forma period, management's attention was split between completing the acquisition transaction and securing sales. We added 50 new customers in 2001 which accounted for $63,495 of the $128,000 increase over the 2000 pro forma amount. Cost of sales in 2001 totaled $161,160; a $2,000 or 1% decrease as compared to the 2000 pro forma amount. The reduction in cost of sales resulted from lower costs of raw materials and supplies inventory. Gross profit percentage improved to 85.8% in 2001, as compared to 83.6% in the 2000 pro forma period. The improvement resulted from tighter cost controls combined with a higher sales level spread over certain fixed costs.


         Operating expenses in 2001 totaled $604,168, which is a $40,000 or 7% increase as compared to the 2000 pro forma amount. The increase in operating expenses related to the fact that while sales volume increased and the general level of costs increased, management implemented tighter expense controls following the acquisition, which offset the impact of certain higher expenses. Research and development expenses in 2001 totaled $160,963, a $30,000 or 16% decrease as compared to the 2000 pro forma amount. The reduction in research and development expenses resulted primarily from tighter expense controls following the acquisition.

         Operating income increased to $196,998, a $120,000 or 156% increase over the 2000 pro forma amount. The improvement resulted from a combination of higher sales levels and tighter expense controls, as discussed above.

         Interest expense has remained generally consistent on an annualized basis between the periods.

         Income taxes have not been a significant item in our income statement due to the low level of income combined with our S-Corporation status which was effective through July 31, 2001. We have not had any significant deferred tax differences between the financial reporting and income tax basis of assets and liabilities. The future amortization for income tax purposes of the cost in excess of value of purchased assets that arose from the Vitro acquisition will begin to generate a deferred tax difference, since as of January 1, 2002, such "goodwill" will no longer be amortized for financial reporting purposes, but will be evaluated for impairment.




Operating Activities

         Net cash outflows from operating activities consumed approximately $111,000 during the year ended December 31, 2001, as compared to providing $86,100 in the 2000 short period, a reduction of $197,100. Net income improvement contributed $164,000 to the difference, in addition to the $137,000 non-cash expense in 2001 related to the charge for stock issued to employees for compensation. This was offset by an approximate $557,000 increase in the cash required to fund working capital items in 2001 as compared to the 2000 short period amount. The continued investment in working capital relates principally to continued increases in accounts receivable and inventories to support continued and anticipated growth.

Investing Activities

         Net cash outflows from investing activities consumed approximately $72,000 during the year ended December 31, 2001, primarily for acquisitions of long-lived assets. During the 2000 short period, approximately $250,000 was consumed primarily in the acquisition of the assets of Vitro.

Financing Activities

         Net cash provided by financing activities contributed $499,000 in the year ended December 31, 2001, while during the 2000 short period $272,000 was contributed. During 2001 $581,000 in cash was generated through the sales of common stock for cash, while $82,000 was used for debt reduction. During the 2000 short period, borrowings generated $794,000, in addition to $500,000 from the sale of common stock, net of $1,022,000, which was used for debt reduction.

Recent Accounting Pronouncements

         The Financial Accounting Standards Board (FASB) has recently issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, SFAS No. 143, Accounting for Asset Retirement Obligations and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

         SFAS No. 141, Business Combinations, requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 142, Goodwill and Other Intangible Assets, addresses accounting for the acquisition of intangible assets and accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements, which is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142.

         Major provisions of these Statements and their effective dates for us are as follows:

         o All business combinations initiated after June 30, 2001 must use the purchase method of accounting, with the pooling of interest method of accounting prohibited.

         o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity.

         o Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. In the year of adoption, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

         o Goodwill, tested by business segment and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

         Management will adopt SFAS No. 141 and 142 as of January 1, 2002, and anticipates that the impact on the 2002 financial statements will be a reduction in annual amortization expense of approximately $28,000.

         SFAS No. 143, Accounting for Asset Retirement Obligations, addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 will be effective for us for the fiscal year beginning January 1, 2003 and early adoption is encouraged. SFAS No. 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. We estimate that the new standard will not have a material impact on our financial statements but we are in the process of evaluating this impact.

         SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, is effective for us on January 1, 2003, and addresses accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 and expands the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. We estimate that the new standard will not have a material impact on our financial statements but we are in the process of evaluating this impact.


LIQUIDITY AND CAPITAL RESOURCES

         The acquisition of Vitro effective as of July 31, 2000, was primarily financed through debt and equity provided to us by our President and principal shareholder, Roger Hurst. In August 2000 we made a note to Mr. Hurst for $400,000 payable with interest at 8% per annum. We repaid $192,000 in January 2002 and expect to repay an additional $30,000 later in 2002. At our request, the Note has been amended to provide for annual installments of principal and interest of $50,000 on April 2003 and 2004, with final payment of all principal and interest in April 2005. We may prepay the note without penalty.

         Working capital as of March, 2002 totaled $753,000, an increase of $117,000 over the comparable working capital amount as of December 31, 2001. The increase was primarily attributable to the $300,000 balance due from Cambridge received in March 2002 under the stock purchase agreement with Cambridge made in December 2001.

         During 2002 cash requirements are anticipated to consist of continuing principal payments under existing long-term debt obligations and if we are successful in obtaining new facilities, the cash required to relocate and expand. In connection with an equipment lease, we issued a note payable to Colorado Business Leasing, of which $151,000 was outstanding at March 31, 2002. The note is payable with interest at 11% per annum, in monthly installments of $9,053, and matures on October 1, 2003.

         We believe that the current facility used by us will not be sufficient to accommodate our growth. Mr. Hurst has located land in Castle Rock, Colorado, and has assigned his contract to purchase that land to us. In order to facilitate the purchase, Mr. Hurst has loaned to us $625,000 and we have made a promissory note to Mr. Hurst in that amount which is payable, with interest at 8% per annum on May 5, 2004. We may prepay the Note at any time without penalty. We also have a $50,000 line of credit with a bank, of which $37,300 was outstanding as of March 31, 2002. We have made non-refundable earnest money deposits totaling $200,000 on the land purchase. The land purchase must be completed by July 31, 2002. We have also made commitments to the builder of approximately $200,000 related primarily to building plans and materials. We have made application for bank financing of the land purchase and construction of the building. Based on our discussions with the bank, we expect that the bank will require compensating balances and/or loan guarantees which will necessitate our obtaining financing from external sources of approximately $400,000. We have identified potential sources and discussed possible arrangements for those funds, but we currently have no firm understandings, arrangements or agreements for the necessary funding.

         In addition, our contract to purchase the land is with a seller which will be simultaneously purchasing the land as part of a larger parcel for $1,089,000. Our contract requires us to assume the obligation of our seller to purchase the larger parcel, if our seller is unwilling or unable to complete that purchase. We believe the additional land is more valuable than the purchase price and that our seller will likely complete the purchase. Any failure by us to obtain the additional financing or to be able to complete this purchase could have an adverse impact on our business and financial condition.



                                    BUSINESS


DEVELOPMENT OF BUSINESS

         AspenBio is a leading purifier of human and animal antigens. AspenBio was founded to acquire the antigen business from Vitro Diagnostics, Inc. in August 2000 and to leverage that base of operations and technology to develop new products with substantial market potential. Our management team had been conducting this business at Vitro Diagnostics since 1990. Many new products have been developed since the acquisition.

         Our human diagnostic antigen division is currently our core business and, taking into account the operations while this division was part of Vitro Diagnostics, this part of our business has been in operation since 1990. We have continued to expand this part of our business since it became part of AspenBio. We manufacture over thirty products. Our products are used as standards and controls in diagnostic test kits, antibody purification and in research projects.

         In the human body, antigens trigger formation of antibodies, which can fight disease or provide immunity. Diagnostic test kits detect and measure the presence of different substances in patients' bodily fluids or tissues. The purified proteins we provide are used as controls in these test kits, so that the medical personnel using the test kit can confirm that the test is functioning properly. While the test kit is measuring the presence or levels of certain antigens in patients' fluids or tissues, our purified protein provides a known presence of the antigen. If the test kit registers the presence of the antigen we provide, then the medical personnel know that the test kit is functioning properly.

         We are developing products using purified proteins for diagnosis and treatment of animals. We can generate proteins that will react to the presence of certain substances in animals' bodily fluid and tissues, in the same way that our human antigens would react.


         Our strategy is to search for niches that we can dominate with our purification abilities. We are focusing on expanding our business into other uses of purified proteins, principally for diagnosis and treatment of humans and animals. An important factor in the diagnostics business is the vastly reduced times required from product conception to saleable product as compared to therapeutic products which often require many years to market, as they require FDA approval.


         The first new product expected to come to market is an antigen pregnancy test for dairy and cow/calf operators designed to indicate if a cow is pregnant between days 15 and 32 after artificial insemination (AI). Management believes this test has large market potential because of the large number of cows that are in AI programs. Also, the first attempt at AI is often unsuccessful and cows in breeding programs are often inseminated more than once. Accordingly, our test would then be used more than once for each cow.

         Pregnancy status is currently determined using several methods, each of which has substantial disadvantages to the dairy producer and cow/calf operator. The commonly used technique is to watch for standing heat. This method is often unreliable. Many cows do not show signs of standing heat, or the standing heat is not easily observed. Even in cows that show signs of heat, this method requires observation time, experience and knowledge to make a diagnosis. Because this method is so subjective, it is often unreliable. Moreover, this method requires the operator to wait until day 22-25 after AI. Re-insemination to syncronize within the 21-day cycle would be useless without knowing the pregnancy status before day 21 and this method is ineffective prior to day 22. Ultrasound is often used to determine pregnancy, but it is only viable at about the 28th day following AI. In addition, ultrasound requires expense equipment and a trained technician. Palpation is a technique used by veterinarians and involves reaching inside the cow and feeling for a marble-sized fetus indicating pregnancy. This technique is not possible during the first 21-day cycle, is labor intensive and intrusive to the cows, subjective, and may cause abortion. The advantage of using our 15-32 day test is it enables the breeder to potentially re-inseminate a cow within the same cycle as the first insemination. The benefits to the breeder are reduced feeding, quicker generation of calves, greater milk production for dairies and greater return on investment. This test determines the pregnancy status of cows within 15 days of insemination, which is much more quickly than other available tests or methods. The dairy and cattle industries use AI to manage the reproduction of their herds, so we believe that a test that allows them to determine if the AI has been successful faster will be of benefit to their herd management.


         We entered into licensing agreements with the University of Idaho and the University of Wyoming in Fall, 2001, to make sure that we have exclusive rights to manufacture the protein used in the bovine pregnancy test kit. We have filed two provisional patent applications, as well as a trademark application for "Surbred", the name of the bovine pregnancy test kit. This technology has been in development for 12 years at the universities. We have also developed a second bovine pregnancy test that will indicate pregnancy from 35 days after insemination. This test could be useful to the cattle auction industry, so that they can determine whether a cow is pregnant prior to sale and determine use of the cow after sale. We believe that both tests can also be used for other types of ungulates (such as sheep, pigs, goats and elk). We are currently assessing the markets for the additional tests.

         Another product we are developing that we believe has significant potential is a recombinant form of bovine/porcine insulin known as PZI. Our initial plan for this product is for sales to feline owners under a compassionate drug exemption from the FDA. We also expect to apply to the FDA for full drug approval. We plan to form an alliance with a larger medical company to fund this approval process. Ultimately, we intend to seek approval from the FDA for use in humans. According to the American Diabetes Association there are approximately 300,000 human diabetics whose bodies perform better on bovine/porcine insulin than the recombinant human form of insulin currently available in the market for them.


         Our other projects include purifying and culturing an antigen known as carcinoembryonic antigen (CEA) as part of National Cancer Institute studies to develop a vaccine for colon cancer. If CEA can cause a person to form antibodies that will ultimately provide immunity to colon cancer, then it can be used to create a colon cancer vaccine. The possibility of such a vaccine is currently being developed by the National Cancer Institute, through research performed by universities. We provide purified CEA to be used in the research and have filed a patent application to protect our purification process.


         We are also developing equine proteins to diagnose and treat problems or potential enhancements to fertility, lactation, thyroid and wounds. Preliminary results experienced by doctors in the field experimenting with our products have yielded encouraging results. Limited research and development is ongoing at a recognized horse breeding farm in Kentucky. The proteins we create could work to diagnose hormone levels related to horses' fertility and other health issues, and could then also be used to treat the horses if the diagnosis indicates that treatment is necessary.

PRODUCTS AND STATUS OF PRODUCTS

         HUMAN ANTIGENS - We currently manufacture more than thirty human antigens and tumor markers. These are proteins that we manufacture from human tissues and fluids, using our proprietary purification processes, so that they are in an especially pure form. These proteins are used as part of diagnostic test kits. The test kits diagnose tumor marker levels within the blood or hormone imbalances by measuring the presence and/or levels of certain proteins. The proteins supplied by AspenBio are used to determine whether the test is functioning correctly. We have manufactured human antigen products since 1990 and can produce additional proteins through our purification process.


         We are also manufacturing CEA as part of a colon cancer vaccine. CEA is produced by cancerous tumors, especially of the colon or liver. Measurement of blood at CEA levels is valuable in the management of cancer. CEA is elaborated by certain tumor cells and was one of the first tumor markers. During 2001 we sold 7.4 mg of CEA for $4,000 to the National Cancer Institute. CEA is usually obtained from a human liver. We are attempting to produce CEA through cell culture technology rather than liver tissue so that larger quantities can be obtained and purified. The colon cancer vaccine is expected to be part of NCI Phase III studies that are currently anticipated to take place in 2003, and we are attempting to produce the cell-line derived CEA for use in the studies. This protein would have a therapeutic use, as opposed to the diagnostic use of our other human antigen products. Total quantity needs for CEA have not been determined.


         In order to distribute our human antigen products, we manufacture the purified proteins at our facility, then lyophilize (freeze dry) the ingredients contained in a glass vial . We then send the products out to customers in vials with tops that allow the use of a syringe to reconstitute the product enabling the end user to remove and use the products.


         UNGULATE PREGNANCY TEST - The ungulate pregnancy test initially determines the pregnancy status of cows within days 15-32 of artificial insemination and day 35 to termination of pregnancy. Pregnancy is necessary for milk production and the dairy industry relies on artificial insemination to increase pregnancy rates. The pregnancy tests (ultra sound and palpation) in use currently can determine the pregnancy status of cows within 35 to 40 days of insemination. Also, palpation includes a risk of inducing an abortion of the calf. The test kit we intend to produce would permit pregnancy status to be determined sooner, which, in turn, would permit a herd manager to repeat the artificial insemination process at an earlier date on cows determined not to be pregnant. Our test also does not include any physical risk to the calf. We believe pregnancy in other hoofed animals can be determined using the same antigen. We have also developed a bovine pregnancy test that is designed to determine if a cow is pregnant 35 days or more after insemination. This would permit herd managers and participants in the cattle auction industry to confirm that a cow is still pregnant. The pig, elk, bison, and sheep industries also utilize artificial insemination, so we plan to develop these pregnancy test kits, as well. We are currently conducting initial clinical testing on the 15-32 day bovine pregnancy test kit and expect that it will be available to market this year. If our continuing development efforts and marketing assessments are satisfactory to us, we plan to have the 35 plus day bovine pregnancy test kit available later in 2002 and the test kits for the other ungulates available in 2003.


         The bovine pregnancy test consists of a plastic cartridge containing a membrane which has been sprayed with an antibody. The antibody was created from rabbits and mice that were exposed to a specific purified antigen manufactured at AspenBio. Once a blood sample from a cow is exposed to the antibody on the membrane it will cause the strip to change color indicating the presence of a certain antigen which is only present in the blood of a cow pregnant either day 15- 32 or day 35 to termination of pregnancy depending which test is used. The test strip will be sealed in a foil package along with a syringe and needle for drawing the blood sample to place on the strip.

         In order to create the test kits, we would initially produce the active ingredients and send them to a company that manufactures test strips. This company would place the active ingredients onto the test strips. The manufacturer would ship the pregnancy test kits to our warehouse for distribution. We are evaluating manufacturing the tests strips in house, once the volume warrants it and we have relocated into a new facility.

         INSULIN/PZI - We have developed a recombinant form of bovine and porcine insulin, which is commonly referred to as PZI. PZI was previously manufactured by Eli Lilly and was used for treatment of human diabetes, until it was phased out of production in the mid-1990s and replaced by recombinant human insulin. We expect to use PZI initially for treatment of feline diabetes. The available human insulin does not successfully replace the cat's own insulin and bovine insulin is more similar in molecular structure to feline insulin. We are currently working to create a recombinant form of PZI that exactly matches the PZI previously manufactured by Eli Lilly. We hope to begin selling PZI in Fall, 2002, if we can obtain a compassionate drug exemption from the Food and Drug Administration to begin manufacturing and marketing PZI while formal approval is pending. We can apply for a compassionate drug exemption based on the need for PZI to treat feline diabetes when there are no other comparable products. Based on our investigation of this process, we are hopeful that we will be able to obtain an exemption. Initially, the manufacture and bottling of PZI will be done by an outside entity because of clean room and FDA requirements. We desire to enter into arrangements for marketing the products with a pharmaceutical company prior to manufacturing them, and preliminary work has been undertaken to locate an interested company. We are also exploring joint venture or other partnering opportunities for reintroducing PZI to the human diabetes market.

         We would produce PZI using AspenBio technology at a facility that meets the industry standard of good manufacturing practices (GMP). The GMP facility would then ship the products directly to our customers, to a warehouse for storage or to distributors.

         EQUINE PROTEINS - The purified equine protein products we are developing would have both diagnostic and therapeutic uses for horses. We began purifying equine pituitary-derived antigens in 2001, and are currently working on development of diagnostic test kits and recombinant antigens. The diagnostic test kits can be used to measure hormone levels affecting fertility, thyroid, growth and lactation. Uses of the recombinant antigens include inducing fertility, improving healing of wounds, and inducing lactation. The purification processes we use for the human antigens can be used in manufacturing equine proteins. The therapeutic use of the equine proteins is currently in limited testing on horse farms. The results to date based on discussions with the doctors in the field have been encouraging. AspenBio's preliminary products appear to solve some of the therapeutic problems related to problem breeding situations in horses. We have manufactured preliminary batches of antigens anticipated to be used in equine test kits. If we determine to market these kits, we would probably try to enter into a distribution agreement with a pharmaceutical company. We expect to make a decision regarding release of these test kits in 2003. Provided the positive results we have experienced to date in our preliminary research continues, the recombinant antigens should be available in 2003, and applications submitted to the FDA in 2004 assuming we are able to partner with another company in the pharmaceutical business.

RAW MATERIALS

         The human antigens are purified from human tissue or fluids. We have several sources available for the materials needed. The CEA is produced from a cell line and so does not require any outside materials.

         We have recombinant sources for both the protein for the bovine pregnancy test and the PZI. We will initially utilize tissue from slaughter houses for the equine protein products. We have also cultured cell lines and recombinant material for both human and animal proteins, which can be used for therapeutic applications, when produced in a GMP facility. Ultimately, we expect that this type of production will replace the need for tissue or fluids as a source material thereby reducing the chance of contamination from possible impurities.

INTELLECTUAL PROPERTY

         We have not filed patents for our human diagnostic antigens, although we treat our protein purification process as proprietary. Much of the purification work is considered an art form and the processes are trade secrets. We have filed for a patent on the process used to purify the CEA for the colon cancer vaccine, because we anticipate that, if successful, the vaccine will be widely used and we will need to protect AspenBio's part in the development.

         With respect to the ungulate pregnancy test, we entered into exclusive licensing agreements with the University of Idaho and the University of Wyoming in fall, 2001, for the manufacture, use, sale and distribution of the proteins used in the test. We have titled the pregnancy test "Surbred" and have applied for a trademark to protect the name. We have also filed a provisional patent application for the bovine pregnancy test. We have taken these steps because we believe that the potential widespread use of the ungulate pregnancy test requires protection of our product.


         Due to its previous manufacture by Eli Lilly and the availability of the methods and formulations in the public domain, PZI is not a patentable product and we have not filed a patent on the protein purification process. We do not think it is likely that our development of recombinant PZI will result in patentable products in the near term because of use of existing methods of expression. However, we are hopeful that as we continue this development process we may develop intellectual property regarding purification of recombinant insulin. We are currently unable to predict whether we will be able to obtain any patents in the future. Due to the status of development to date, we have not filed patent applications with respect to the equine protein products.


MARKETING/COMPETITIVE CONDITIONS

PRODUCT MARKETS

         HUMAN DIAGNOSTIC ANTIGENS - The total market for human antigens and tumor markers is approximately $2 million, annually. We currently control approximately 60% of the market, although we do not expect significant additional growth in market share. All of our revenues to date have come from sales of these products. We expect to continue adding products to our diagnostic protein line. Our primary competitor for supply of human pituitary antigens is Dr. Albert Parlow, a professor at UCLA, but we believe that we have displaced Dr. Parlow as the largest supplier.


         UNGULATE PREGNANCY TEST - The available bovine pregnancy tests cannot determine pregnancy status until at least 30 days from insemination. Testing by palpation includes a risk of aborting the calf and testing by using a blood test requires the use of a centrifuge. Our 15-32 day bovine pregnancy test is designed to determine status sooner, does not involve a physical risk to the calf and does not require a centrifuge. Because the first attempt at artificial insemination is often unsuccessful, cows in breeding programs are often inseminated more than once, so our test would then be used more than once for each cow. The worldwide population of cows exceeds 120,000,000, of which approximately 58,000,000 cows are located in North America, Europe and the former Soviet Union. It has been estimated that approximately 70% of cows in the North American and European dairy industry are artificially inseminated. Although there are no published reports known to us regarding timed or synchronized cow breeding programs, based on our discussions with industry sources, we estimate that approximately 10% of the artificially inseminated cows are involved in these programs and would represent our primary target market for our bovine pregnancy test. We have received inquiries from six large companies interested in distributing the product. We are currently assessing the potential markets for the bovine pregnancy test to be used 35 days or more after insemination and for pregnancy tests of other ungulates. We will compete against the current pregnancy methods and tests for the bovine market, as well as in the ovine and porcine market.


         INSULIN/PZI - PZI is not currently distributed in the United States by any other companies, so we do not expect that we will have competition in this area. We are developing PZI as a product for the feline diabetes market at the request of Blue Ridge Pharmaceuticals. According to a study conducted by Idexx, there are currently 66 million cats in the U.S. and approximately 20% are expected to suffer from diabetes. We estimate this market to be approximately $15 million annually once FDA approval is obtained for general distribution. Also, according to the American Diabetes Association, there are approximately 300,000 human diabetics whose bodies perform better on bovine/porcine insulin than the recombinant human form of insulin currently available. These people would create another market for PZI if we can obtain the necessary FDA approvals and partner with a pharmaceutical company.

         EQUINE PROTEINS - Equine diagnostic kits and hormones for therapeutic use are not currently commercially available, so we do not expect to encounter competition in this market. Based on information developed by Dr. Clara Singular, an independent consultant and doctor of veterinary medicine, we estimate a $10 million annual market for therapeutic use of proteins to induce fertility in horses and a $7 million annual market for diagnostic use of proteins to measure thyroid function.


CUSTOMERS/MARKETING


         HUMAN ANTIGENS DIVISION - The customers for our human antigen products are the manufacturers of the diagnostic test kits and research facilities and brokers who sell to these same end users. In this area, we have a few large customers. Monobind and Golden West Biologics, which are brokers, accounted for approximately eleven percent (11%) and thirteen percent (13%) of our business, respectively, in 2001. Bio Rad, an end user, accounted for approximately thirty-five percent (35%) of our business in 2001. In 2000, BioRad accounted for approximately 80% of our sales. Monbind and Golden West Biologics were not significant customers in 2000. In 2001, 54% of our receivables were related to Golden West Biologics and in 2000, 33% of our receivables were related to BioRad. The loss of these customers could have a material adverse effect on this division of our business.


         The National Cancer Institute, through the universities that conduct its research, are also customers for the purchase of CEA.


         UNGULATE PREGNANCY TEST - We expect that the customers for our bovine pregnancy test will be primarily the artificial insemination (AI) providers. The AI providers include three general categories of business: (1) pharmaceutical companies selling prostaglandins, which are used to induce estrus in cows to be artificially inseminated; (2) pharmaceutical companies selling cattle semen and providing the actual AI services; and (3) AI equipment manufacturers and suppliers. There are a limited number of these AI providers who service the dairy industry. We would expect the AI providers to market the products as well. We also expect that industry trade associations would market the bovine pregnancy test, by endorsing the product and then receiving compensation based on the value realized from such endorsements. We would be involved in marketing the bovine pregnancy test, as well, but do not expect to be primarily responsible. We would anticipate a similar customer base and marketing approach for the other ungulate pregnancy tests when they are developed. AspenBio is in discussions with a number of companies positioned to effectively distribute these products.

         INSULIN/PZI - We anticipate that the ultimate customers for the PZI would be veterinarians and cat owners. We plan to seek to enter into an agreement with a pharmaceutical company for marketing and distribution if we can develop recombinant PZI that matches the PZI manufactured by E.I. Lilly. If we pursue approval to sell PZI to human diabetics, then they would provide an additional customer base. We would expect to enter into arrangements with a pharmaceutical company for marketing and distribution of PZI if such an expanded use is possible.

         EQUINE PROTEIN - We anticipate that the ultimate customers for the equine protein products would be veterinarians and horse owners. However, we anticipate entering into agreements with a pharmaceutical company for marketing and distribution if the clinical testing is successful.

GENERAL OPERATIONS

         BACKLOG AND INVENTORY - Our business in not seasonal in nature, so we expect demand to remain relatively steady. Because we produce proteins on demand, we do not maintain a backlog of orders. We have reliable sources of raw materials, do not require significant amounts of raw materials, and can manufacture all of our protein products (other than CEA, which is made from its own cell line). As a result, we do not expend large amounts of capital to maintain inventory.

         PAYMENT TERMS - Because we currently act as a supplier to manufacturers of test kits and research facilities, we do not provide extended payment terms.

         REVENUES - The vast majority of our revenues come from domestic customers. Less than 2% of our revenues come from foreign customers.

         EMPLOYEES - We currently have eight full-time employees. We will hire additional personnel as needed depending upon the implementation and success of our new product lines.

RESEARCH AND DEVELOPMENT


         For the period from August, 2000, through December 31, 2000, we spent $28,101 on research and development. We spent $160,943 on research and development in fiscal 2001 and $138,546 during the quarter ended March 31, 2002. We expect to spend significantly more over the next few years to develop our new products, primarily on the equine proteins and ungulate pregnancy tests. We will also continue research and development to improve and add antigens to the 15-32 day bovine pregnancy test, in order to improve accuracy and eliminate competition. If we reach an arrangement with a pharmaceutical company to assess the potential for marketing PZI to humans, we would also expect to spend research and development funds on those efforts.

COMPLIANCE

FDA

         The Food and Drug Administration (FDA) has regulatory authority over certain of our planned products. Our existing products require no approvals at our level.

         HUMAN PATIENTS - FDA approval is required for therapeutic uses of products. For use on human patients, FDA extensively regulates the testing, manufacturing, labeling, advertising, promotion, export and marketing of therapeutic products. A therapeutic product administered to human patients is regulated as a drug or a biologic drug and requires regulatory approval before it may be commercialized. This would be applicable to AspenBio if we become involved in the manufacture of either the colon cancer vaccine or the sale of PZI to human diabetics.

         Product approvals are granted after extensive clinical trials. Any product approvals that are granted remain subject to continual FDA review, and newly discovered or developed safety or efficacy data may result in withdrawal of products from marketing. Moreover, if and when such approval is obtained, the manufacture and marketing of such products remain subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including compliance with current Good Manufacturing Practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. Manufacturers are subject to inspection and market surveillance by the FDA for compliance with these regulatory requirements. Failure to comply with the requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or withdrawals of regulatory approvals, operating restrictions and criminal prosecutions. Any such enforcement action could have a material adverse effect on our business. Unanticipated changes in existing regulatory requirements or the adoption of new requirements could also have a material adverse effect on our business.

         UNGULATE PREGNANCY TEST - Because the ungulate pregnancy test will be a diagnostic use only, it will not be subject to FDA regulation. However, we will make a notification filing with the FDA, which advises the FDA of the expected uses and labeling of the product.

         PZI/FELINE DIABETES APPLICATION - FDA approval will be necessary for PZI to be used for treatment of feline diabetes. New drugs for companion animals must receive New Animal Drug Application approval prior to marketing. The requirements for such approval are similar to those for human drugs and may require similar clinical testing. We plan to file a compassionate drug exemption application, so that we can manufacture and use PZI while the FDA is conducting the more comprehensive review. This application would be based on the need for PZI to treat diabetic cats and the fact that there are no comparable products manufactured by a USA company. We expect to file the application in Spring, 2002, so that we can begin selling PZI in Fall, 2002. We are hopeful that FDA approval will not be difficult to obtain because PZI was previously approved for this use. If approval is obtained, we would once again be subject to ongoing regulation, which exposes us to the risks associated with compliance failures.

         EQUINE PROTEINS - As the equine proteins would have a therapeutic use, they would require regulatory approval similar to that required for PZI.

ENVIRONMENTAL PROTECTION

         We are subject to various environmental laws pertaining to the disposal of hazardous medical waste. We contract for disposal of our hazardous waste with a licensed disposal facility. We do not expect to incur liabilities related to compliance with environmental laws; however, we cannot make a definitive prediction.

OTHER LAWS

         We are also subject to other federal, state and local laws, pertaining to matters such as safe working conditions and fire hazard control.


                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


         The following table lists members of our Board of Directors and our executive officers with the position held by each and their ages as of June 6, 2002. Directors may hold office until removed by resolution of our shareholders, or their resignation or death. Each executive officer's term of office continues until the first meeting of the Board of Directors following the annual meeting of shareholders and until the election and qualification of his successor. All officers serve at the discretion of the Board of Directors.


                  Name                   Age                            Position
                  ----                   ---                            --------
Roger D. Hurst......................      51      President, Chief Executive Officer and Director
Gregory Pusey.......................      49      Secretary and Director
Gail S. Schoettler..................      58      Director


         ROGER D. HURST, the founder of AspenBio, has served as President and Chief Executive Officer, and as a director, since our formation in July 2000. From 1988 to the sale of the antigen business from Vitro Diagnostics, Inc. to AspenBio, Mr. Hurst served as the President and Chief Executive Officer of the Vitro Diagnostics. Mr. Hurst retains approximately 13% of the outstanding common stock of Vitro. Mr. Hurst currently devotes his full business time to the Company and is not involved in the management of Vitro Diagnostics. Mr. Hurst holds a bachelor's degree from Nebraska Wesleyan University.

         GREGORY PUSEY is the President of Advanced Nutraceuticals, Inc., a publicly-held company engaged in manufacturing and marketing of pharmaceutical products and nutritional supplements. Mr. Pusey has been associated with Advanced Nutraceuticals, Inc. and its predecessors since 1997. Since 1988, Mr. Pusey has been the President and a director of Cambridge Holdings, Ltd., a publicly-held real estate development firm. He has also served as President of Livingston Capital, Ltd. since 1987 and President and the General Partner of Graystone Capital, Ltd. from 1987 to 1999, both venture capital firms. Mr. Pusey holds a B.S. degree in finance from Boston College. Mr. Pusey became a director of AspenBio in February 2002.

         GAIL S. SCHOETTLER has served as a U.S. Ambassador, Colorado Lt. Governor, from 1995 to 1999, and Colorado State Treasurer from 1987 to 1995. She was a trustee of the Public Employees Retirement Association, Colorado's $27 billion pension fund, for eight years. Ambassador Schoettler was a founder and director of two banks and currently helps manage her family's ranching, vineyard and real estate businesses. She speaks internationally on politics and business and writes a column for The Denver Post. She is a trustee of several non-profit organizations and the recipient of the French Chevalier of the Legion of Honor, France's highest civilian award. She earned her BA with honors in economics from Stanford University and her MA and PhD in history from the University of California at Santa Barbara. Ambassador Schoettler became a director of AspenBio in August 2001.


BIOGRAPHIES OF THE FOLLOWING EMPLOYEES ARE INCLUDED IN THIS PROSPECTUS AS THEY ARE KEY PERSONNEL OF OUR COMPANY.


         DR. MARK COLGIN, age 33, joined AspenBio in 2000 as our Director of Recombinant Technology. He held post-doctoral positions at Colorado State University from 1996 to 2000 where he was a National Institutes of Health post-doctoral fellow. His area of post-doctoral research included gene expression, neurvirology and gene delivery. Dr. Colgin is responsible for the development of our molecular biology and cell culture products. He holds a bachelor's degree in biochemistry and a Ph.D in molecular biology from the University of Wyoming.

         CATHY LANDMANN, age 48, has served as our Director of Laboratory Operations since our purchase of assets from Vitro Diagnostics in 2000. She worked at Vitro Diagnostics from 1992 until the sale and developed quality control protocols to aid in the development of the antigen product line. At AspenBio, she is responsible for quality control analysis of our products, management of our laboratory staff and quality assurance of the production facility. Ms. Landmann holds a B.S. degree in medical technology from the University of Florida.

         DIANE NEWMAN, age 30, is our Senior Production Scientist. She joined Vitro Diagnostics in 1996 and served there until she joined the Company when Vitro Diagnostics sold the antigen business to AspenBio. Ms. Newman has been instrumental in developing methods and processes for protein purification. Ms. Newman is our production manager and also works on new product development. She holds a bachelor's degree in biotechnology from the University of Nebraska in Omaha.


DIRECTOR COMPENSATION


         Our directors do not currently receive any cash compensation from us for their services as members of the Board of Directors. In August 2001, we issued options to each of Bruce F. Deal, a former director of the Company, and Gail S. Schoettler to purchase 100,000 shares of our common stock at $1.00 per share during a five-year period.


EXECUTIVE COMPENSATION

         The following table shows, for the years 1999, 2000 and 2001, the compensation paid to the Chief Executive Officer and to each executive officer whose salary and bonuses for their services in all capacities in 2001, exceeded $100,000. During the year 2000, the compensation was received by these persons from AspenBio from August through December and from Vitro Diagnostics from January through July. For the year 1999, all the compensation was received from Vitro Diagnostics.




                           SUMMARY COMPENSATION TABLE

                             Annual Compensation                                       Awards           Payouts
       ----------------------------------------------------                   ---------------------   -----------
                                                                               Restricted                              All Other
            Name and                Fiscal  Salary            Other Annual      Stock       Options   LTIP Payouts   Compensation
       Principal Position            Year    ($)      Bonus   Compensation     Awards($)      (#)         ($)            ($)
       ------------------           ------  ------    -----   ------------    ----------    -------   ------------   ------------
Roger D. Hurst                       2001    64800                 -0-            -0-          -0-         -0-            -0-
President, Chief Executive           2000    57700                 -0-            -0-          -0-         -0-            -0-
Officer,  Secretary and Director     1999    53800                 -0-            -0-          -0-         -0-            -0-


No stock option grant table or year-end option table is included in this prospectus because none of our executive officers holds any options to purchase our common stock.


2002 STOCK INCENTIVE PLAN

         In April 2002, we adopted our 2002 Stock Incentive Plan. The purpose of the plan is to promote our interests and the interests of our shareholders by providing participants a significant stake in our performance and providing an opportunity for the participants to increase their holdings of our common stock. The plan is administered by the Option Committee, which consists of the Board or a committee of the Board, as the Board may from time to time designate, composed of not less than two members of the Board, each of whom shall be a director who is not employed by us. The Option Committee has the authority to select employees and consultants (which may include directors) to receive awards, to determine the number of shares of common stock covered by awards and to set the terms and conditions of awards. The plan authorizes the grant of options to purchase up to 900,000 shares of our common stock. In April 2002, we granted options to purchase 200,000 shares of our common stock to each of two employees. The options are exercisable in annual installments of one third each at $1.25 per share for a term of ten years. In addition to stock options, we may also offer a participant a right to purchase shares of common stock subject to such restrictions and conditions as the Option Committee may determine at the time of grant. Such conditions may include continued services to us or the achievement of specified performance goals or objectives. No common stock has been issued pursuant to the plan.



              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


         We were organized in July 2000 to purchase the antigen business from Vitro Diagnostics, Inc. The initial capital to complete this purchase and for the startup for our operations was provided primarily by our President and principal shareholder, Roger D. Hurst. Mr. Hurst received 4,861,737 shares of our common stock in consideration of a cash contribution of $470,000. Mr. Hurst received a promissory note for the $400,000 loaned by him to us. On April 1, 2002, we made an Amended and Restated Promissory Note to Mr. Hurst in the amount of $267,501, payable with interest of 8% per annum, in installments, with all amounts due on April 30, 2005. We may prepay the note at any time without penalty. Mr. Hurst is the holder of approximately 13% of the outstanding common stock of Vitro Diagnostics, but has no involvement in the management of Vitro Diagnostics.

         Prior to August 1, 2001, we operated as an S Corporation and our shareholders were taxed on their proportionate share of our taxable income. We made a distribution in connection with our S Corporation status to all of our shareholders. We agreed with Roger Hurst not to pay Mr. Hurst his $29,755 distribution and we have made a promissory note to him on April 1, 2002 in that amount which is payable, with interest at 8% per annum, on April 30, 2005. We may prepay the note at any time without penalty.

         We believe that the current facility used by us will not be sufficient to accommodate our growth. Mr. Hurst has located land in Castle Rock, Colorado, and has assigned his contract to purchase that land to us. In order to facilitate the purchase, Mr. Hurst has loaned to us $625,000 and we have made a promissory note to Mr. Hurst in that amount which is payable, with interest at 8% per annum on May 5, 2004. We may prepay the note at any time without penalty.

         In November 2000 we leased laboratory equipment and issued a note to a leasing company for $280,000. The note requires monthly payments of $9,053 and we are current on our obligations. The note has been personally guaranteed by Mr. Hurst. We have no obligation to compensate Mr. Hurst for his guarantee of the laboratory equipment lease. At March 31, 2002, the remaining principal balance on this note was $151,000.


         In 2001, we sold 300,000 shares of our common stock to nine persons for a total of $300,000. Bruce F. Deal and Gail S. Schoettler, who were then directors of the Company and members of their immediate families, purchased an aggregate of 90,000 shares of the 300,000 shares in this offering on the same terms as other investors.


         In connection with the 2001 private offering, we sent an investor rights declaration regarding piggyback registration and other rights to the purchasers. We also prematurely issued stock certificates to these purchasers prior to filing amended articles of incorporation with the Colorado Secretary of State to increase our authorized shares of common stock. We subsequently filed the amended articles. We also offered to rescind the purchases by refunding the purchase price plus 10% and requested return of the stock certificates and an Amended Investors Rights Declaration. Of the nine purchasers, one purchaser of 50,000 shares accepted the offer of rescission and we paid him $55,000. All of the other purchasers entered into the Amended Investors Rights Declaration which clarifies that we will include their shares in any registration statement we file between September 30, 2002 and June 30, 2007. In March 2002, we resold the 50,000 shares from the rescinded purchaser to the wife and father-in-law of our director, Gregory Pusey, at $1.25 per share, or a total of $62,500.


         We have issued to each of Mr. Deal and Ms. Schoettler options to purchase 100,000 shares of our common stock at $1 per share for a five-year term. Mr. Deal resigned as a director in April 2002.

         In December 2001, we entered into a Securities Purchase Agreement with Cambridge providing for the sale of 1,000,000 shares of common stock and warrants to purchase up to 830,000 shares of our common stock at $1 per share. Cambridge paid to us $300,000 in December 2001 and an additional $300,000 in March 2001 upon completion of the audit of our financial statements which are included in this Prospectus. We issued to Cambridge 1,000,000 shares of common stock and to Cambridge and its designees 830,000 warrants. Of the 1,000,000 shares issued to Cambridge, 500,000 shares are being distributed on a pro rata basis to the shareholders of Cambridge. At the initial closing of this transaction, Gregory Pusey, President and principal shareholder of Cambridge, became a member of our Board of Directors. Mr. Pusey was subsequently elected as our Secretary. Cambridge transferred 470,000 warrants to various persons, including Mr. Pusey who received 150,000 warrants. Mr. Pusey, and members of his family, will receive approximately 263,975 shares of our common stock in connection with the distribution of the Cambridge shares.

         In connection with the Securities Purchase Agreement with Cambridge, we also entered into an Investor Rights Agreement, Consulting Agreement and Shareholders Agreement. Cambridge has certain registration rights in the Investor Rights Agreement as described in "Shares Eligible for Future Sales." In the Consulting Agreement, Cambridge agreed to provide assistance to us, including our efforts to become a publicly-held company and in marketing our products. Cambridge's consulting services consisted of assisting us in our efforts to become a publicly-held company, assistance with our efforts to create strategic alliances, and introductions to prospective market makers. We agreed to deliver to Cambridge the warrants described above that were provided for in the Securities Purchase Agreement with Cambridge. We also agreed to reimburse Cambridge for any reasonable and necessary expenses incurred, up to a maximum of $100,000. The term of the agreement was to end on September 30, 2002. In March 2002, we confirmed with Cambridge that it had performed its duties under the Consulting Agreement.


         Under the Shareholders Agreement, Mr. Hurst has agreed that, so long as Cambridge owns a minimum of 250,000 shares of our common stock, Mr. Hurst will vote all of his shares of our stock to elect Mr. Pusey to our Board until June 30, 2003. Mr. Hurst also agreed that if at any time through January 20, 2005, he sells 35% or more of the outstanding shares of our common stock, or more than 50% of our common stock owned by him if he owns less than 35% but more than 15% of the outstanding shares of our common stock, other than in a registered sale, he will afford Cambridge the opportunity to participate in such sale.


         In March 2002, Mr. Hurst and other shareholders sold an aggregate of 728,245 shares of our common stock at $1.25 per share for a total of $910,306 in a private offering. Mr. Hurst sold 500,000 shares in this offering and received $625,000. The other selling shareholders were Mark Colgin, Dianne Newmann and Kilan Roth, who each sold 57,061 shares, and Cathy Landmann and MCL Trust, a trust established by Ms. Landmann, who sold an aggregate of 57,061 shares. Each of the purchasers in the private offering is listed as a selling shareholder in the "Plan of Distribution" section of this prospectus. Each of the purchasers had a pre-existing relationship with either Mr. Hurst or Mr. Pusey, our directors.


                             PRINCIPAL SHAREHOLDERS


         The following table shows information as of June 6, 2002, concerning the beneficial ownership of AspenBio common stock by each of AspenBio's directors, each executive officer of AspenBio listed in the Summary Compensation Table, and all directors and executive offices of AspenBio's as a group and each other person known by AspenBio to be the beneficial owner of more than 5% of AspenBio's common stock.

         The ownership percentages listed on the table are based on 9,300,000 shares of AspenBio common stock outstanding as of June 6, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. A person generally is deemed to be the beneficial owner of shares over which he has either voting or investment power. Shares underlying options that are currently exercisable, or that will become exercisable within 60 days, are deemed to be beneficially owned by the person holding the options, and are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that person, but are not considered to be outstanding for the purpose of computing the ownership percentage of any other person.

         Except as otherwise noted, the persons in the group identified in the table have sole voting and sole investment power with respect to all the shares of AspenBio common stock shown as beneficially owned by them.

        Name and Address                            Number of Shares      Percent
        ----------------                            ----------------      -------
Cambridge Holdings, Ltd.(1)                             1,360,000          14.1%
106 S. University, No. 14
Denver, CO 80209

Mark Colgin                                               514,000           5.5%
8100 Southpark Way, Building B-1
Littleton, Colorado 80120

Roger D. Hurst                                          4,246,757          45.7%
8100 Southpark Way, Building B-1
Littleton, Colorado 80120

Cathy Landmann(2)                                       1,085,060          11.7%
8100 Southpark Way, Building B-1
Littleton, Colorado 80120

Diane Newman                                              514,000           5.5%
8100 Southpark Way, Building B-1
Littleton, Colorado 80120

Gregory Pusey(3)                                        1,590,000          16.2%
106 S. University, No. 14
Denver, CO 80209

Kilyn Roth                                                514,000           5.5%
8100 Southpark Way, Building B-1
Littleton, Colorado 80120

Gail S. Schoettler(4)                                     115,000           1.2%
11855 East Daley Circle
Parker, CO 80134

All Officers and Directors as a Group (3 persons)       5,951,757          60.1%

---------------


(1) Includes warrants to purchase 360,000 shares. Cambridge intends to distribute 500,000 shares of our stock to Cambridge shareholders, including Gregory Pusey.


(2) Includes 542,530 shares held in a trust (the MCL Trust) in which Ms. Landmann and her husband are the beneficial owners.


(3) Includes 70,000 shares held by his wife and their children. Also includes warrants to purchase 150,000 shares held by Mr. Pusey and 1,000,000 shares and warrants to purchase 360,000 shares held by Cambridge. Mr. Pusey is President, a director and principal shareholder of Cambridge. Does not include approximately 263,975 shares which may be acquired by Mr. Pusey and members of his family in connection with the Cambridge distribution of our stock.


(4)      Includes options to purchase 100,000 shares.



                              PLAN OF DISTRIBUTION


         Prior to this offering, no public market for our securities existed. A total of up to 1,489,305 shares may be sold pursuant to this prospectus by the shareholders listed below. We are registering the common stock on behalf of the selling shareholders. The common stock may be sold from time to time to purchasers directly by any of the selling shareholders, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers. Alternatively, any of the selling shareholders may from time to time offer the common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of common stock for whom they may act as agent. The selling shareholders and any underwriters, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, 500,000 shares of our common stock held by Cambridge are being distributed to the Cambridge shareholders as a distribution of assets. One of our officers and directors, Gregory Pusey (and members of his family) will receive approximately 263,975 shares in connection with this distribution. The shares to be acquired from Cambridge by Mr. Pusey and members of his family are included in the 1,489,305 shares that may be sold pursuant to this prospectus.


         The sale of common stock may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) otherwise than on such exchanges or in the over-the-counter market, (4) in privately negotiated transactions, (5) through the writing of options or other derivative contracts, (6) by a distribution by a selling shareholder to his or his affiliates' beneficial owners or (7) through pledge, mortgage or hypothecation. At the time a particular offering of the common stock is made, if required, a prospectus supplement will be distributed which will set forth the names of the selling shareholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through a registered or licensed brokers or dealers. In addition, in certain jurisdictions the offered shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of common stock may not simultaneously engage in market-making activities with respect to such common stock for a period of five business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholders. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         We will pay substantially all of the expenses incident to the registration, offering and sale of the common stock of the selling shareholders to the public other than commissions and discounts of underwriters, dealers or agents.

                                                                    Shares owned    Percentage of
                                Shares owned                         following     shares following
   Selling Shareholder        prior to offering  Shares registered    offering         offering
   -------------------        -----------------  -----------------  ------------   ----------------
A.G. Edwards & Sons                  10,000          10,000             -0-              --
CDN Gregory Pusey
IRA

A.G. Edwards & Sons                  10,000          10,000             -0-              --
CDN Jill J. Pusey IRA

John Bealer and                      15,000          15,000             -0-              --
Natalia Bealer

Robert M. Bearman                    14,000          14,000             -0-              --

Carylyn K. Bell                       8,000           8,000             -0-              --

J. Daniel Bell                       20,000          20,000             -0-              --

Charles Schwab & Co                  25,000          25,000             -0-              --
Inc fbo Allison Colgin, IRA

                                                                 Shares owned    Percentage of
                             Shares owned                         following     shares following
   Selling Shareholder     prior to offering  Shares registered    offering         offering
   -------------------     -----------------  -----------------  ------------   ----------------
Mark Colgin                     514,000           14,000          500,000              5.4%

William F. Colgin               307,958           95,000          212,958              2.3%

James L. Cruce and               20,000           20,000              -0-               --
Gail L. Tibbetts
JTWROS

Ann A. Deal                      25,000           25,000              -0-               --

Bruce F. Deal                    25,000           25,000              -0-               --

Jon Diack and                    14,000           14,000              -0-               --
Karen Diack JTWROS

Teresa Ehrlich                   40,000           40,000              -0-               --

Warren Ehrlich                  245,000          245,000              -0-               --

Robert G. Hopper                 12,000           12,000              -0-               --

Colin P. Hubbard Trust           10,000           10,000              -0-               --

Blair Kittleson                  20,000           20,000              -0-               --

Cathy Landmann                  542,530           42,530          500,000              5.4%

Lincoln Trust                    12,000           12,000              -0-               --
Company Custodian
FBO-Don Weaver

MCL Trust                       542,530           42,530          500,000              5.4%

Earnest Mathis                   20,000           20,000              -0-               --

Jeff McGonegal                    8,000            8,000              -0-               --

Charles J. Neerdaels            100,000          100,000              -0-               --
and Nicole R. Nelson,
as Trustees of the
Neerdaels-Nelson
Family Trust

Diane Newman                    514,000           14,000          500,000              5.4%

Kathleen G. Palma               120,000          120,000              -0-               --

Christopher Pusey                10,000           10,000              -0-               --

Gregory Pusey(1)                263,975          263,975              -0-               --

                                                                  Shares owned      Percentage of
                              Shares owned                         following       shares following
   Selling Shareholder     prior to offering   Shares registered    offering           offering
   -------------------     -----------------   -----------------  ------------     ----------------
Jill Pusey CDN for              10,000              10,000                 -0-                  --
Jacqueline Pusey

Jill J. Pusey                   40,000              40,000                 -0-                  --

Kilyn Roth                     514,000              14,000             500,000                 5.4%

Gail S. Schoettler              15,000              15,000                 -0-                  --

James Schoettler                25,000              25,000                 -0-                  --

Steve Skaer                     20,000              20,000                 -0-                  --

Iris Smith                      33,623              33,623                 -0-                  --

Michael Smith                   33,622              33,622                 -0-                  --

Tom Weinberger                  25,000              25,000                 -0-                  --

David White                      8,000               8,000                 -0-                  --

Donald Yager                    10,000              10,000                 -0-                  --


(1) Consists of 263,975 shares anticipated to be acquired by Mr. Pusey (and members of his family) in connection with the distribution of our stock by Cambridge. Mr. Pusey will beneficially own additional shares following this offering as set forth in "Principal Shareholders."



                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of our capital stock is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws.

GENERAL

         AUTHORIZED, ISSUED AND OUTSTANDING CAPITAL STOCK


         We are authorized to issue 15,000,000 shares of common stock. As of June 6, 2002, there were 9,300,000 shares of common stock outstanding.


         FULLY PAID

         The issued and outstanding shares of common stock, and any shares of common stock issuable upon the stock incentive plan or upon the exercise of warrants for common stock, will be duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK

         LISTING

         This is the first public offering of our securities. Prior to this offering, there has been no public market for our common stock. We expect to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective.

         DIVIDENDS

         Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We do not expect to pay cash dividends on the common stock in the foreseeable future.

         RIGHTS UPON LIQUIDATION, DISSOLUTION OR WINDING UP

         In the event of a liquidation, dissolution or winding up of our company, holders of common stock would have the right to a ratable portion of assets remaining after payment of liabilities. Holders of common stock will have no preemptive rights.

         VOTING

         Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders.

         TRANSFER AGENT

         The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South, Denver, Colorado 80209, (303) 282-4800.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Colorado Business Corporation Act provides the power to indemnify and pay the litigation expenses of any officer, director or agent who has made party to any proceeding. Our Articles of Incorporation also provide for indemnification of our officers and directors for liabilities arising out of their service to us to the maximum extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling AspenBio as provided in the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and thus cannot be enforced.


         Our Articles of Incorporation authorize us also to purchase and maintain insurance for our directors and officers to insure that such persons entitled to the indemnification are properly indemnified.


         Article Seventh(c) of our Articles of Incorporation requires us to indemnify each of our directors and officers to the maximum extent permitted by CBCA.

                         SHARES ELIGIBLE FOR FUTURE SALE


         As of June 6, 2002, we had 9,300,000 shares of common stock outstanding. All 9,300,000 shares of common stock are "restricted securities" under the Securities Act. A total of up to 1,489,280 shares may be sold pursuant to this prospectus by the shareholders listed in the "Plan of Distribution," including approximately 263,975 shares to be received by Gregory Pusey and members of his family in connection with the distribution of our stock by Cambridge to the Cambridge shareholders and an additional 80,000 shares owned by Mr. Pusey and members of his family. Cambridge currently owns 1,000,000 shares, of which it intends to distribute 500,000 shares to its shareholders (including the approximately 263,975 shares to Mr. Pusey and members of his family) who may resell those shares immediately pursuant to this prospectus. The 500,000 shares to be retained by Cambridge may be resold pursuant to Rule 144 commencing in December 2002. Our president, Roger Hurst, owns 4,246,757 shares, which are restricted from resale because of Mr. Hurst's affiliate status. The remaining 2,827,938 shares could be available for sale under Rule 144, commencing 90 days after the date of this prospectus.


         In general, under Rule 144, a person holding restricted securities for at least one year, may, within any three-month period, sell in ordinary brokerage transaction, a number of shares equal to one percent of a company's then outstanding common stock. If the company's stock is traded on a stock exchange or The Nasdaq Stock Market, the volume limitation becomes the greater of one percent of the outstanding common stock or the average weekly trading volume during the four-calendar weeks prior to the person's sales.

         Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is not an "affiliate" of ours and has held the shares for at least two years, may sell the shares without any quantity limitations, manner of sale provisions or public information requirements. For purposes of Rule 144, an "affiliate" is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with, such issuer.


         As of the date of this Prospectus, there were options to purchase 600,000 shares of common stock outstanding, of which options to purchase 200,000 shares are exercisable currently. There are options to purchase 200,000 shares to each of two employees, which vest in one-third annual installments, commencing April 3, 2003. An additional 500,000 shares are reserved for issuance under our 2002 Stock Incentive Plan. The holding period for Rule 144 purposes would begin upon exercise of the options.

         Also as of the date of this Prospectus, there were outstanding warrants to purchase 830,000 shares of our common stock. The warrants are currently exercisable. We have entered into an Investor Rights Agreement with Cambridge and the holders of the warrants in which we agreed to register the shares held by Cambridge and the shares underlying the warrants upon the request, one time only, between September 30, 2002 and June 30, 2006. We have also agreed to permit them to include their shares in any other Registration Statement we file prior to June 30, 2007. We granted similar "piggyback" registration rights to eight other shareholders who own an aggregate of 532,958 shares, of which 320,000 shares are included in this Prospectus.

                                  LEGAL MATTERS

         The validity of the AspenBio common stock offered by this prospectus will be passed upon for AspenBio by Patton Boggs, LLP, Denver, Colorado. An attorney with Patton Boggs, LLP owns 14,000 shares of our common stock and warrants to purchase 10,000 shares of our common stock.

                                     EXPERTS

         AspenBio's audited financial statements as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the five-month period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of Larry O'Donnell, CPA, P.C., independent accountants, appearing elsewhere herein, and upon the authority of Larry O'Donnell, CPA, P.C. as experts in accounting and auditing. The financial statements of Vitro Diagnostics for the year ended October 31, 1999 have been included herein and in the registration statement in reliance upon the report of Larry O'Donnell, CPA, P.C., independent accountants, appearing elsewhere herein, and upon the authority of Larry O'Donnell, CPA, P.C. as experts in accounting and auditing.

         The financial statements of Vitro Diagnostics as of October 31, 2000, and for the year ended October 31, 2000 have been included herein and in the registration statement in reliance upon the report of Cordovano and Harvey, P.C., independent accountants, appearing elsewhere herein, and upon the authority of Cordovano and Harvey, P.C. as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules and amendments to the registration statement, under the Securities Act of 1933 with respect to the shares of common stock covered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC's website at http://www.sec.gov.

         As a result of this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, and, in connection therewith, will file periodic reports, proxy statements and other information with the SEC.

                          INDEX TO FINANCIAL STATEMENTS


AspenBio, Inc.

         Interim unaudited balance sheets, March 31, 2002 and 2001...............................................F-2
         Interim unaudited statements of operations for the periods ended March 31, 2002 and 2001................................................................................................F-4
         Interim unaudited statements of cash flows for the periods ended March 31, 2002 and 2001...............................................................................................F-5
         Notes to Financial Statements...........................................................................F-7

         Independent auditor's reports...........................................................................F-8
         Balance sheets, December 31, 2001 and 2000..............................................................F-9
         Statements of operations for the periods ended December 31, 2001 and 2000..............................F-11
         Statements of shareholders' equity for the periods ended December 31, 2001 and 2000....................F-12
         Statements of cash flows for the periods ended December 31, 2001 and 2000..............................F-13
         Notes to Financial Statements..........................................................................F-15

Vitro Diagnostics, Inc.
         Independent auditors' reports..........................................................................F-24
         Statements of operations for the years ended October 31, 2000 and 1999.................................F-26
         Statement of shareholders' equity for the years ended October 31, 2000 and 1999........................F-27
         Statements of cash flows for the years ended October 31, 2000 and 1999.................................F-28
         Summary of significant accounting policies.............................................................F-29
         Notes to Financial Statements..........................................................................F-31

                                 AspenBio, Inc.
                            Unaudited Balance Sheets
                             March 31, 2002 and 2001

                                     Assets



                                                     2002             2001
                                                  ----------       ----------
Current assets
   Cash                                           $  297,365       $   57,900
   Accounts receivable                                74,376           49,959
   Inventories                                       442,402          154,372
   Prepaid expenses                                  108,902           75,581
   Prepaid income taxes                                6,200
                                                  ----------       ----------


     Total current assets                            929,245          337,812
                                                  ----------       ----------
Property and equipment
     Laboratory equipment                            209,002          172,448
     Computer equipment                               30,676           30,677
     Leasehold improvements                           27,645           27,645
     Office equipment                                 22,205           22,205
                                                  ----------       ----------
                                                     289,528          252,975
    Accumulated depreciation                          98,996           31,735
                                                  ----------       ----------
                                                     190,532          221,240
                                                  ----------       ----------
Other Assets
     Intangible assets, net amortization of
         2002 $60,712; 2001 $21,396                  646,694          621,438
     Security deposit                                  6,925            6,925
     Non current inventory                            32,860           19,500
     Deferred offering costs                          89,428
                                                  ----------       ----------
                                                     775,907          647,863
                                                  ----------       ----------

                                                  $1,895,684       $1,206,915
                                                  ==========       ==========



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                      Unaudited Balance Sheets (Continued)
                             March 31, 2002 and 2001

                      Liabilities and Stockholders' Equity



                                                               2002               2001
                                                            -----------        -----------
Current liabilities
     Short term notes                                       $    37,275        $    81,781
     Current portion of long-term debt                           93,811             73,395
     Accounts payable                                            37,848             45,349
     Accrued liabilities                                          7,569              1,187
     Accrued income taxes                                   -----------        -----------
     Total current liabilities                                  176,503            201,712
                                                            -----------        -----------


Long-term debt-less current portion                             327,435            582,852
                                                            -----------        -----------

Stockholders' equity
     Common stock, no par value, authorized
       15,000,000 shares, issued 2002 9,300,000 shares;
       2001 7,717,042 shares                                  1,517,927            637,055
     Retained earnings (deficit)                               (126,182)          (214,704)
                                                            -----------        -----------



                                                              1,391,746            422,351
                                                            -----------        -----------




                                                            $ 1,895,684        $ 1,206,915
                                                            ===========        ===========



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                         Unaudited Statements of Income
                   Three Months Ended March 31, 2002 and 2001



                                                  2002               2001
                                               -----------        -----------
Sales                                          $   109,670        $   234,506

Cost of sales                                       22,456             53,707
                                               -----------        -----------

     Gross profit                                   87,214            180,799
                                               -----------        -----------

Operating expenses
          General lab expenses                      23,678             55,899
          General and administrative                74,594            198,618
           Research and development                138,546             42,570
           Depreciation and amortization            11,464             15,672
                                               -----------        -----------
                                                   248,282            312,759
                                               -----------        -----------

     Operating income (loss)                      (161,068)          (131,960)

Interest expense                                    14,065             19,512
                                               -----------        -----------
     Income (loss) before income taxes            (175,133)          (151,472)

Income taxes                                       (11,000)
                                               -----------        -----------

     Net income (loss)                         $  (164,133)       $  (151,472)
                                               ===========        ===========

Basic and diluted earnings per share           $      (.02)       $      (.02)
                                               ===========        ===========

Basic and diluted
     weighted average shares outstanding         8,905,556          7,717,042
                                               ===========        ===========



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                       Unaudited Statements of Cash Flows
                   Three Months Ended March 31, 2002 and 2001



                                                           2002             2001
                                                        ---------        ---------
Cash flows from operating activities
     Net income (loss)                                  $(164,133)       $(151,472)
     Adjustments to reconcile net income to
          net cash (used) by operating activities
               Depreciation and amortization               11,486           10,901
               Stock issued for compensation                               137,055
         (Increase) decrease in:
              Accounts receivable                         157,053           (9,194)
              Inventories                                 (84,028)          22,686
              Prepaid expenses                             (6,201)
        Increase (decrease) in:
             Accrued liabilities                            3,555           (2,102)
             Accounts payable                                 (67)         (38,486)
             Accrued income taxes                         (11,000)
                                                        ---------        ---------
     Net cash provided (used)
         by operating activities                          (93,335)         (30,612)
                                                        ---------        ---------

Cash flows from investing activities
       Purchases of intangible assets                     (26,729)
                                                        ---------        ---------

     Net cash provided (used)
         by investing activities                          (26,729)
                                                        ---------        ---------



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                  Unaudited Statements of Cash Flows(Continued)
                   Three Months Ended March 31, 2002 and 2001



                                                          2002             2001
                                                       ---------        ---------
Cash flows from financing activities
     Debt reduction
          Long-term                                     (185,237)         (14,902)
          Short-term                                     (31,671)          (4,196)
     Proceeds from issuing common stock                  300,000
     Deferred offering costs                             (89,428)
                                                       ---------        ---------

Net cash provided (used)
    by financing activities                               (6,336)         (19,078)
                                                       ---------        ---------

Net increase(decrease) in cash                          (126,400)         (49,690)

Cash at beginning of year                                423,765          107,590
                                                       ---------        ---------
     Cash at end of the year                           $ 297,365        $  57,900
                                                       =========        =========

Supplemental disclosure of cash flow information
     Cash paid during the year for
          Interest                                     $  14,065        $  19,512
          Income taxes                                 $   6,200



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                          Notes to Financial Statements
                                    Unaudited

Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with the instructions for interim financial statements and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual financial statements for the year ended December 31, 2001.


COMMON STOCK SALES

On December 28, 2001, with Board of Directors' approval the Company entered into an agreement sell 1,000,000 shares of common stock for total consideration of $600,000, of which 50% of the shares and consideration was completed upon signing the agreement and the reminder was payable upon completion of specified conditions, which were completed and funding paid as of March 11, 2002.

                     [LARRY O'DONNELL, CPA, P.C. LETTERHEAD]


                          Independent Auditor's Report


Board of Directors and Stockholders
AspenBio, Inc.


I have audited the accompanying balance sheets of AspenBio, Inc. as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 and for the period from inception July 24, 2000 to December 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.


I conducted my audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AspenBio, Inc. as of December 31, 2001 and 2000 and the results of its operations and cash flows for the year ended December 31, 2001 and for the period from inception July 24, 2000 to December 31, 2000 in conformity with generally accepted accounting principles in the United States of America.



/s/ Larry O'Donnell
------------------------------------
LARRY O'DONNELL, CPA, P.C.
Aurora, CO
February 4, 2002

                                 AspenBio, Inc.
                                 Balance Sheets
                           December 31, 2001 and 2000

                                     Assets

                                                     2001             2000
                                                  ----------       ----------
Current assets
   Cash                                           $  423,765       $  107,590
   Accounts receivable                               231,429           40,765
   Inventories                                       358,374          177,058
   Prepaid expenses                                  108,901           75,581
                                                  ----------       ----------


     Total current assets                          1,122,469          400,994
                                                  ----------       ----------
Property and equipment
     Laboratory equipment                            209,002          175,243
     Computer equipment                               30,676           30,677
     Leasehold improvements                           27,645           27,645
     Office equipment                                 22,205           22,205
                                                  ----------       ----------
                                                     289,528          255,770
    Accumulated depreciation                          87,510           27,169
                                                  ----------       ----------
                                                     202,018          228,601
                                                  ----------       ----------
Other Assets
     Intangible assets, net amortization of
         2001 $60,712; 2000 $17,857                  619,965          624,978
     Security deposit                                  6,925            6,925
     Non current inventory                            32,860           19,500
                                                  ----------       ----------
                                                     659,750          651,403
                                                  ----------       ----------

                                                  $1,984,237       $1,280,998
                                                  ==========       ==========


                        See Notes to Financial Statements

                                 AspenBio, Inc.
                           Balance Sheets (Continued)
                           December 31, 2001 and 2000



                      Liabilities and Stockholders' Equity


                                                               2001              2000
                                                            -----------       -----------
Current liabilities
     Short term notes                                       $    68,946       $    85,957
     Current portion of long-term debt                          315,562            84,290
     Accounts payable                                            37,915            83,835
     Accrued liabilities                                          4,014             3,289
     Accrued income taxes                                        11,000
                                                            -----------       -----------

     Total current liabilities                                  437,437           257,371
                                                            -----------       -----------


Long-term debt-less current portion                             320,921           586,859
                                                            -----------       -----------

Stockholders' equity
     Common stock, no par value, authorized
     15,000,000 shares, issued 2001 8,800,000 shares;
     2000 5,432,798 shares                                    1,217,927           500,000
     Retained earnings (deficit)                                 37,952           (63,232)
                                                            -----------       -----------



                                                              1,255,879           436,768
                                                            -----------       -----------




                                                            $ 1,984,237       $ 1,280,998
                                                            ===========       ===========



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                            Statements of Operations
                        Year Ended December 31, 2001 and
          The Period From Inception, July 24, 2000 to December 31, 2000


                                                   2001              2000
                                               -----------       -----------
Sales                                          $ 1,123,269       $   288,910

Cost of sales                                      161,160            68,236
                                               -----------       -----------

     Gross profit                                  962,109           220,674
                                               -----------       -----------

Operating expenses
          General lab expenses                     120,399            59,192
          General and administrative               374,281           121,924
           Research and development                160,943            28,101
           Depreciation and amortization           109,488            45,025
                                               -----------       -----------
                                                   765,111           254,242
                                               -----------       -----------

     Operating income (loss)                       196,998           (33,568)

Interest expense                                    84,814            29,664
                                               -----------       -----------
     Income (loss) before income taxes             112,184           (63,232)

Income taxes                                        11,000
                                               -----------       -----------

     Net income (loss)                         $   101,184       $   (63,232)
                                               ===========       ===========

Basic and diluted earnings per share           $       .01       $      (.01)
                                               ===========       ===========

Basic and diluted
     weighted average shares outstanding         7,964,749         5,432,798
                                               ===========       ===========

                        See Notes to Financial Statements

                                 AspenBio, Inc.
                       Statements of Stockholders' Equity
                        Year Ended December 31, 2001 and
          The Period From Inception, July 24, 2000 to December 31, 2000


                                           Common Stock
                                  ------------------------------         Retained
                                     Shares            Amount            Earnings
                                  -----------        -----------       -----------
Insurance of common
     stock for cash                 5,432,798        $   500,000

Net loss for the period                                                $   (63,232)
                                  -----------        -----------       -----------


Balance, December 31, 2000          5,432,798            500,000           (63,232)

Issuance of common
     stock for compensation         2,284,244            137,055

Issuance of common
     stock for cash                   582,958            280,874

Issuance of common
     stock for cash                   500,000            300,000

Net income for the year                                                    101,184
                                  -----------        -----------       -----------

Balance, December 31, 2001          8,800,000        $ 1,217,927       $    37,952
                                  ===========        ===========       ===========



                        See Notes to Financial Statements

                                 AspenBio, Inc.
                            Statements of Cash Flows
                        Year Ended December 31, 2001 and
          The Period From Inception, July 24, 2000 to December 31, 2000

                                                           2001             2000
                                                        ---------        ---------
Cash flows from operating activities
     Net income (loss)                                  $ 101,184        $ (63,232)
     Adjustments to reconcile net income to
          net cash (used) by operating activities
               Depreciation and amortization              103,196           45,026
               Stock issued for compensation              137,055
         (Increase) decrease in:
              Accounts receivable                        (190,664)         167,377
              Inventories                                (194,676)         (56,243)
              Prepaid expenses                            (33,320)         (18,904)
        Increase (decrease) in:
             Accrued liabilities                              725           (5,948)
             Accounts payable                             (45,920)          17,986
             Accrued income taxes                          11,000
                                                        ---------        ---------
     Net cash provided (used)
         by operating activities                         (111,420)          86,062
                                                        ---------        ---------

Cash flows from investing activities
       Purchases of property and equipment                (33,758)
       Purchases of intangible assets                     (37,842)
       Purchase of Vitro Diagnostics, Inc.                                (250,000)
                                                        ---------        ---------

     Net cash provided (used)
         by investing activities                          (71,600)        (250,000)
                                                        ---------        ---------


                        See Notes to Financial Statements

                                 AspenBio, Inc.
                      Statements of Cash Flows (Continued)
                        Year Ended December 31, 2001 and
          The Period From Inception, July 24, 2000 to December 31, 2000

                                                                 2001             2000
                                                               ---------        ---------
Cash flows from financing activities
    New borrowings
          Long-term                                                               743,512
          Short-term                                                               50,000

     Debt reduction
          Long-term                                              (64,676)        (188,983)
          Short-term                                             (17,001)        (833,001)
     Proceeds from issuing common stock                          580,872          500,000
                                                               ---------        ---------

Net cash provided (used)
    by financing activities                                      499,195          271,528
                                                               ---------        ---------

Net increase in cash                                             316,175          107,590

Cash at beginning of year                                        107,590
                                                               ---------        ---------
     Cash at end of the year                                   $ 423,765        $ 107,590
                                                               =========        =========

Supplemental disclosure of cash flow information
     Cash paid during the year for
          Interest                                             $  51,360        $  29,664
          Income taxes

Schedule of noncash investing and financing transactions

      Notes payable incurred to purchase Vitro
            Diagnostics, Inc.                                                   $ 900,000


                        See Notes to Financial Statements

                                 AspenBio, Inc.
                          Notes to Financial Statements

     1.  Summary of significant accounting policies

         Nature of operations - The Company was organized on July 24, 2000 and on August 1, 2000 purchased the entire assets and liabilities (excluding one patent and two patents pending) of Vitro Diagnostic, Inc. The president and a shareholder was also the president and a shareholder of Vitro Diagnostic, Inc.

         The Company purifies human pituitary antigens and tumor markets, and animal hormones throughout the United States.

         Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt with original maturities of ninety days or less, to be cash equivalents.

         Concentration of credit risk - At December 31, 2001, the Company's cash in financial institutions exceeded the federally insured deposit limit by approximately $325,000. The Company has not experienced any losses in such accounts.

         Fair value of financials instruments - The Company's financial instruments includes accounts receivable, accounts payable, notes payable and long-term debt. The fair market value of accounts receivable and accounts payable approximate their carrying values because their maturities are generally less than one year. Long-term notes receivable and debt obligations are estimated to approximate their carrying values based upon their stated interest rates.

         Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market. Goods in process inventory which is not expected to be completed and sold in the next fiscal year is classified as non current.

         Property and equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets.

         Intangible assets - Intangible assets are stated at cost net of accumulated amortization. Amortization is provided on a straight-line basis generally over fifteen years. In January 2002 the Company will discontinue amortizing the cost in excess of fair value of purchased assets under the provisions of FAS 142. Instead they will be tested for impairment.

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

     1.  Summary of significant accounting policies (continued)

         Income taxes - At inception, the Company, with the consent of its shareholders, elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes from inception to August 1, 2001. On August 1, 2001, the Company revoked the election.

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount expected to be realized. Income tax expense is payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


         Revenue recognition - Revenues from the sale of products are recognized upon shipment to the customer. All products may be returned for a full refund for any reason. Management provides an estimated allowance for uncollectable accounts receivable based upon an assessment of amounts outstanding and evaluation of specific customer account balances. As of December 31, 2001 and 2000 no allowance was deemed necessary.


         Stock options - The Company accounts for stock options issued to employees in accordance with APB No.25.

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

     1.  Summary of significant accounting policies (continued)

         The Company has elected to adopt the disclosure requirements of SFAS No.123 "Accounting for Stock-based Compensation". This statement requires that the Company provide proforma information regarding net income (loss) and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in SFAS No. 123. Additionally, SFAS No. 123 generally requires that the Company record options issued to non-employees, based on the fair value of the options.

         Income (Loss) per share - Basic earnings per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings. During the years ended December 31, 2001 and 2000, there were no dilutive securities.

         Recent accounting pronouncements - The Financial Accounting Standards Board (FASB) has recently issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, SFAS No. 143, Accounting for Asset Retirement Obligations and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

         SFAS No. 141, Business Combinations, requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 142, Goodwill and Other Intangible Assets, addresses accounting for the acquisition of intangible assets and accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements, which is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142.

         Major provisions of these Statements and their effective dates for the Company are as follows:

         o All business combinations initiated after June 30, 2001 must use the purchase method of accounting, with the pooling of interest method of accounting prohibited.

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

     1.  Summary of significant accounting policies (continued)

         o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity.

         o Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. In the year of adoption, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

         o Goodwill, tested by business segment and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

         Management will adopt SFAS No. 141 and 142 as of January 1, 2002, and anticipates that the impact on the 2002 financial statements will be a reduction in annual amortization expense of approximately $28,000.

         SFAS No. 143, Accounting for Asset Retirement Obligations, addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 will be effective for the Company for the fiscal year beginning January 1, 2003 and early adoption is encouraged. SFAS No. 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The Company estimates that the new standard will not have a material impact on its financial statements but is still in the process of evaluating the impact on its financial statements.

         SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, is effective for the Company on January 1, 2003, and addresses accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 and expands the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company estimates that the new standard will not have a material impact on its financial statements but is still in the process of evaluating the impact on its financial statements.

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

     2.  Purchase of assets of Vitro Diagnostics, Inc.

         On August 1, 2000 the Company purchased the entire assets and liabilities (excluding one patent and two patents pending) of Vitro Diagnostics, Inc. for $250,000 cash, a $450,000 promissory note and assumed all liabilities and leases. The promissory note was paid during 2000. The president and a shareholder of the Company was also the president and a shareholder of Vitro Diagnostics, Inc. The transaction was recorded as follows:

Cash                                              $    7,454
Receivables                                          208,142
Inventory                                            140,315
Prepaid expenses                                      56,677
Property and equipment                               255,770
Other assets                                           6,925
Cost in excess of value of purchased assets          642,835
                                                  ----------
Total assets                                       1,318,118
                                                  ----------
Accounts payable and accruals                         75,086
Notes payable                                        202,577
                                                  ----------
Total liabilities                                    277,663
                                                  ----------
Net purchase                                      $1,040,455
                                                  ==========

         The Company also assumed certain operating leases.

     3.  Inventories

         Inventories consisted of the following at December 31:

                                    2001           2000
Finished goods                    $131,100       $ 80,019
Goods in process                    37,271          7,035
Raw materials                      190,003         90,004
Noncurrent goods in process         32,860         19,500
                                  --------       --------
                                  $391,234       $196,558
                                  ========       ========

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

     4.  Intangible assets

Cost in excess of value of
   purchased assets              $642,835       $642,835
Licenses                           30,000
Patents and trademarks              7,842
                                 --------       --------
                                  680,677        642,835
Accumulated amortization           60,712         17,857
                                 --------       --------
                                 $619,965       $624,978
                                 ========       ========


         The Company has license agreements with the University of Wyoming and University of Idaho. The Wyoming agreement is for $140,000 of which $10,000 had been paid by December 31, 2001. The remainder is due in semi-annual payments of $35,000 commencing January, 2002 through July, 2003. The purpose of the agreement is to continue research into other possible pregnancy specific proteins that could be used in the Company's Bovine Pregnancy Test. As well the University transferred its existing pregnancy specific proteins to the Company Over and above the payments the Company agreed to pay the University a 2.5% royalty on the gross revenues generated by the pregnancy test. The agreement may be terminated by the Company with 30 days notice and without future obligations.

         The Arizona agreement is for $20,000 which had been paid by December 31, 2001. The agreement further calls for a royalty of 2.5% to be paid in the gross sales of the Company's pregnancy test. A minimum royalty of $25,000 per year is due quarterly and is credited against earned royalties. The purpose of the agreement was to transfer to the Company a provisional patent filing held by the University entitled "Determination of Pregnancy Status of Ungulates." The company with 30 days notice and without future obligations may terminate the agreement.


     5.  Notes payable

         The following is a summary of notes payable at December 31:


Short-term                                       2001           2000
----------                                     --------       --------
Sun Trust, 6%, unsecured                       $ 30,107       $ 38,949

US Bank, 13%, credit line of $50,000             38,839         47,008
                                               --------       --------

                                               $ 68,946       $ 85,957
                                               ========       ========
Long-term
---------
Colorado Business Leasing, 11%, monthly
payments of $9,053, collateralized by
equipment due October, 2003                    $172,917       $257,637

President and shareholder, 8%, unsecured
no fixed due date                               433,566        413,512
                                               --------       --------
                                                606,483        671,149
Current maturities                              315,562         84,290
                                               --------       --------
                                               $290,921       $586,859
                                               ========       ========

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

     5.  Notes payable (continued)


         Future maturities of long-term debt for each of the years ended December 31:

         2002 $315,562; 2003 $79,106; 2004 none, 2005 none; thereafter $211,815.
         Subsequent to December 31, 2001, approximately $192,000 was repaid on the above 8% loan. The Company expects to repay an additional $30,000 in April 2002. Those amounts have been included in current maturities for 2002. The Company anticipates entering into a revised loan agreement with the holder of the 8% loan in April 2002, reflecting revised payment terms of interest payable monthly and approximately $35,000 payable in April 2002 and the remaining balance outstanding payable in April 2003.


      6. Lease obligations

         Leases:

         The Company leases its facilities on a month to month basis. The lease currently requires monthly payments of $8,129.46. Rent expense under the lease was $58,000 and $28,335 for the periods ended December 31, 2001 and 2000, respectively.


         The Company leases laboratory equipment under leases which are classified as operating leases. The leases expire through 2004. Rent expense under the leases was $122,800 and $30,922 for the periods ended December 31, 2001 and 2000, respectively.


         Future minimum lease payments for each of the years ended December 31:
         2002 $40,500; 2003 $31,100; 2004 $19,000.

     7.  Income taxes

         Income taxes at the federal statutory rate is reconciled to the Company's actual income taxes as follows:

                                                   2001            2000
                                                 --------        --------
Federal income tax at statutory rate (34%)       $ 38,000        $(21,500)
State income tax net of federal tax effect          2,400
Effect of graduated rates                         (10,000)
Effect of S Corporation election                  (19,400)         21,500
                                                 --------        --------
                                                 $ 11,000        $
                                                 ========        ========


         There are no deferred tax assets or liabilities. There was no recognition of deferred tax assets or liabilities upon termination of the S corporation election.

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

          8.  Stockholders' equity

              On August 1, 2001, the Board of Directors approved the increase in the authorized shares from 100,000 to 15,000,000.

              Also on August 1, 2001, the Board of Directors approved a split in the outstanding shares such that the then outstanding shares of 15,550 became 8,000,000. The effect of this approximate 514 for 1 split, has been retroactively reflected in the accompanying financial statements for all periods presented.

              Also, on August 1, 2001 the Board of Directors granted stock options to two directors totaling 200,000 shares for $1 per share. The value of the options are minimal.

              On December 28, 2001, with Board of Directors' approval the Company entered into an agreement sell 1,000,000 shares of common stock for total consideration of $600,000, of which 50% of the shares and consideration was completed upon signing the agreement and the reminder was payable upon completion of specified conditions, which were completed and funding paid on March 12, 2002. As part of the agreement, the Company also agreed to issue warrants to purchase 830,000 shares of common stock at $1 per share.

          9.  Concentrations

              Major customers - The Company had three customers who accounted for 39%, 13% and 11% of its sales during the year ended December 31, 2001. At December 31, 2001, one customer accounted for 54% of the Company's accounts receivable. The Company had one customer who accounted for 80% of its sales during the period ended December 31, 2000. At December 31, 2000, one customer accounted for 33% of the Company's accounts receivable.

              Credit risk - The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

              Raw materials - The Company purchases substantially all of its raw materials from one supplier.

                                 AspenBio, Inc.
                    Notes to Financial Statements (Continued)

         10.  Subsequent events

              Subsequent to year end the Company adopted an Incentive Stock Option plan consisting of 900,000 shares, reserving 400,000 shares for issuance to employees and other qualified individuals. Options to be issued under the plan are required to be at fair value and expire ten years from the date of grant.

              Subsequent to year end, the Company, with the approval of its Board began preparing a Form S-1 Registration statement for filing with the Securities and Exchange Commission to have its stock become publicly traded.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Vitro Diagnostics, Inc.

We have audited the balance sheet of Vitro Diagnostics, Inc. as of October 31, 2000, (not separately included herein) and the related statements of operations, shareholders equity, and cash flows, for the year ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Vitro Diagnostics, Inc. for the year ended October 31, 1999, were audited by other auditors whose report dated January 18, 2000 ,expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitro Diagnostics, Inc. as of October 31, 2000, and the results of its operations and its cash flows for the year ended October 31, 2000, in conformity with generally accepted accounting principles.

/s/ Cordovano and Harvey, P.C.
--------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
December 22, 2000

                           Larry O'Donnell, CPA, P.C.
                            Telephone (303) 745-4545
                        2280 South Xanadu Way, Suite 370
                             Aurora, Colorado 80014




                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
and Shareholders Vitro Diagnostics, Inc.

I have audited the balance sheet of Vitro Diagnostics, Inc. as of October 31, 1999 (not separately included herein), and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitro Diagnostics, Inc. as of October 31, 1999 and the results of its operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Larry O'Donnell, CPA, P.C.
------------------------------
Larry O'Donnell, CPA, P.C.
Aurora, Colorado
January 18, 2000

                             VITRO DIAGNOSTICS, INC.
                            Statements of Operations

                                                                    For the Years Ended
                                                                        October 31,
                                                             ------------------------------
                                                                 2000               1999
                                                             -----------        -----------
Revenue:
Product sales ........................................       $   821,564        $   835,452
Cost of goods sold ...................................           346,604            288,565
                                                             -----------        -----------

                        Gross profit .................           474,960            546,887

Operating expenses:
     Selling, general and administrative .............           465,547            363,882
     Rent and facility fees, related party ...........             5,250                 --
     Research and development ........................           407,295            276,484
                                                             -----------        -----------

            Total operating expenses .................           878,092            640,366
                                                             -----------        -----------

                        Loss from operations .........          (403,132)           (93,479)

Other income (expense):
     Interest income .................................             7,171                 --
     Interest expense ................................           (20,894)           (52,866)
     Miscellaneous income ............................             9,292              5,542
                                                             -----------        -----------
                        Loss before income taxes .....          (407,563)          (140,803)

Provision for income taxes ...........................                --                 --
                                                             -----------        -----------
                        Net loss .....................       $  (407,563)       $  (140,803)
                                                             ===========        ===========

Basic and diluted loss per common share ..............       $     (0.05)       $     (0.02)
                                                             ===========        ===========
Basic and diluted weighted average common
  shares outstanding .................................         8,469,239          7,097,000
                                                             ===========        ===========

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             VITRO DIAGNOSTICS, INC.
                        Statement of Shareholders' Equity
                  For the Years ended October 31, 2000 and 1999

                                                        Common Stock               Additional
                                               -----------------------------         Paid-in          Retained
                                                 Shares           Par Value          Capital           Deficit             Total
                                               -----------       -----------       -----------       -----------        -----------
Balance, October 31, 1998 ..............         6,419,816       $     6,420       $ 3,529,909       $(3,028,361)       $   507,968

Common stock issued in exchange
for services ...........................           149,842               150            27,150                --             27,300

Sale of common stock ...................           485,429               485           251,515                --            252,000

Stock options exercised ................         1,400,000             1,400           122,600                --            124,000

Net loss for the year ended
October 31, 1999 .......................                --                --                --          (140,803)          (140,803)
                                               -----------       -----------       -----------       -----------        -----------
Balance, October 31, 1999 ..............         8,455,087             8,455         3,931,174        (3,169,164)           770,465

Net contributed capital received
in Purchase Agreement with
related party ..........................                --                --           354,770                --            354,770

Stock options exercised ................            79,748                80             1,320                --              1,400

Office and facility use contributed
by an affiliate company ................                --                --             5,250                --              5,250

Net loss for the year ended
October 31, 2000 .......................                --                --                --          (407,563)          (407,563)
                                               -----------       -----------       -----------       -----------        -----------
Balance, October 31, 2000 ..............         8,534,835       $     8,535       $ 4,292,514       $(3,576,727)       $   724,322
                                               ===========       ===========       ===========       ===========        ===========

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             VITRO DIAGNOSTICS, INC.
                            Statements of Cash Flows

                                                                         For the Years Ended
                                                                             October 31,
                                                                     --------------------------
                                                                        2000             1999
                                                                     ---------        ---------
Cash flows from operating activities:
    Net loss .................................................       $(407,563)       $(140,803)
    Transactions not requiring cash:
       Depreciation and amortization .........................          14,346           13,763
       Office and facility use contributed by affiliate ......                            5,250
       Stock issued in exchange for services .................              --           27,300
    Changes in current assets and current liabilities:
       (Increase) decrease in accounts receivable,
          inventories, prepaid expenses and deposits,
          net of sale to AspenBio ............................         172,791          (68,130)
       Increase (decrease) in accounts payable, accrued
          expenses and payroll taxes payable, net of
          sale to AspenBio ...................................          71,831          (73,890)
                                                                     ---------        ---------
Net cash used in operating activities ........................        (143,345)        (241,760)
                                                                     ---------        ---------
Cash flows from investing activities:

    Proceeds from Purchase Agreement .........................         250,000               --
    Property and equipment purchases .........................         (29,683)         (17,953)
    Payments for patents .....................................         (50,244)         (48,612)
    Issuance of note receivable ..............................              --           (6,825)
    Proceeds from receipts on note receivable ................           6,500              325
    Proceeds from AspenBio note receivable ...................         450,000               --
                                                                     ---------        ---------

Net cash provided by (used) in investing activities ..........         626,573          (73,065)
                                                                     ---------        ---------
Cash flows from financing activities:

    Proceeds from issuance of notes payable ..................         195,000          150,000
    Principal payments of notes payable ......................        (134,495)        (162,636)
    Sale of common stock .....................................           1,400          376,000
                                                                     ---------        ---------

Net cash provided by financing activities ....................          61,905          363,364
                                                                     ---------        ---------

         Net change in cash and cash equivalents .............         545,133           48,539
Cash and cash equivalents, beginning of year .................          44,291           (4,248)
                                                                     ---------        ---------

                   Cash and cash equivalents, end of year ....       $ 589,424        $  44,291
                                                                     =========        =========

Supplemental disclosure of cash flow information: Cash paid during the year for:

       Interest...............................................       $  20,894        $  51,854
                                                                     =========        =========
 Income taxes.................................................       $      --        $      --
                                                                     =========        =========

    Non-cash investing and financing transactions:
       Net assets and debt sold to AspenBio in exchange for
          promissory note ....................................       $ 450,000        $      --
                                                                     =========        =========
       Cashless exercise of stock options...................         $      62        $      --
                                                                     =========        =========


               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             VITRO DIAGNOSTICS, INC.

                   Summary of Significant Accounting Policies

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


Revenue recognition

Revenues from the sale of products are recognized upon shipment to the customer. All products may be returned for a full refund for any reason. Management provides an estimated allowance for uncollectable accounts receivable based upon an assessment of amounts outstanding and evaluation of specific customer account balances.


Inventory

Inventory is valued utilizing the lower of cost or market value determined on the first-in first-out (FIFO) valuation method. Physical inventories are conducted quarterly. As of October 31, 2000, the Company had no inventory (See note A).

Property, equipment and depreciation

Property and equipment are stated at cost. Depreciation is calculated on the straight-line method. As of October 31, 2000, the Company had no depreciable assets (See Note A). Depreciation expense totaled $10,487 for the year ended October 31, 2000.

Patents and amortization

Patents consist of costs incurred to acquire patents. Amortization commences once a patent is granted. If a patent is denied, the costs incurred are charged to operations in the year the patent is denied. The Company amortizes its patent over a period of twenty years. Amortization expense totaled $3,859 for the year ended October 31, 2000.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Earnings/(loss) per share

The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalents. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. Common stock options outstanding at October 31, 2000 were not included in the diluted loss per share as all 1,162,344 options were anti-dilutive. Therefore, basic and diluted losses per share at October 31, 2000 were equal.

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 (SFAS 123). This accounting standard permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements. SFAS 123 requires the fair value based method of accounting for stock issued to non-employees in exchange for services.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25. Pro forma disclosures have been included in Note D.

Fair value of financial instruments

SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The carrying amounts of cash, accounts payable and other accrued liabilities approximate fair value due to the short-term maturity of the instruments.

                             VITRO DIAGNOSTICS, INC.
                          Notes to Financial Statements

NOTE A:  NATURE OF ORGANIZATION

The Company was incorporated under the laws of Nevada on March 31, 1986. From November of 1990 through July 31, 2000, the Company was engaged in the development, manufacturing and marketing of purified human antigens ("Diagnostics") and the development of therapeutic products (Therapeutics"). The Company's sales have been solely attributable to the manufacturing of the purified human antigens.

On August 7, 2000, the Company sold its Diagnostics operations to AspenBio, Inc. ("AspenBio"), a private affiliated company owned by the former president and director. The transaction was effective for accounting purposes on July 31, 2000. AspenBio purchased all of the assets and liabilities of the Company, excluding the patents, in exchange for $250,000 and a $450,000 promissory note. The promissory note was paid in full as of October 31, 2000. Because the transaction occurred between related parties, the Company's gain on the sale was recorded to equity as an increase to additional paid-in capital. The net increase to additional paid-in capital of $354,770 was calculated as follows:

                        Description                         Amount        Totals
                        -----------                       ----------    ---------
Cash..................................................    $    6,517
Receivables...........................................       208,142
Inventory.............................................       335,198
Furniture and equipment, net..........................        54,212
Other assets..........................................        11,058
                                                          ----------
                       Total Assets...................                    615,127
Payables and accruals.................................       (67,319)
Debt..................................................      (202,578)
                                                          ----------
                       Total Liabilities*.............                   (269,897)
                                                                        ---------
Net assets sold to AspenBio...........................                    345,230
                                                                        ---------
Cash..................................................       250,000
Promissory note.......................................       450,000
                                                          ----------
Consideration received from AspenBio..................                    700,000
                                                                        ---------
Net contributed capital received from AspenBio........                  $ 354,770
                                                                        =========

* Does not include $283,726 in off-balance sheet operating leases transferred to AspenBio in the sale.

Following the sale of its Diagnostics operations, the Company began devoting all efforts to its therapeutic drug development. The Company's target area for its therapeutic products is the treatment of human infertility. The Company was granted a patent for its product VITROPIN(TM) on November 23, 1999. VITROPIN(TM) is a highly purified urinary follicle-stimulating hormone (FSH) preparation produced according to the Company's patented purification process. The Company is developing additional FSH-related drugs including VITROPIN-C(TM) and VITROCELL(TM), and a syringe for administration of fertility drugs called VITROJECT(TM).

The Company expects continuing losses over the next several years as research and development efforts continue. Management plans to finance operations with funds obtained through the sale of the Diagnostics operations, issuances of equity or debt securities, and in the longer term, research and development contract revenue and revenue from product sales and royalties.

NOTE B: RELATED PARTY TRANSACTIONS

During the period from August 1, 2000 through October 31, 2000, AspenBio contributed the use of its office space and facilities to the Company. The use of the office space and facilities were valued at $1,750 per month based on the market rate in the local area and is included in the accompanying financial statements as rent and facility fees, related party with a corresponding credit to contributed capital.

NOTE C: INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                                         October 31,
                                                    ---------------------
                                                      2000          1999
                                                    -------       -------
U.S. federal statutory graduated rate                 34.00%        26.51%
State income tax rate, net of federal benefit          3.14%         3.49%
Contributed office and facility use                   (0.46)%        0.00%
Net operating loss for which no tax benefit
   is currently available                            (36.68)%      (30.00)%
                                                    -------       -------
                                                       0.00%         0.00%
                                                    =======       =======

At October 31, 2000, deferred taxes consisted of a net tax asset of $817,690, due to operating loss carryforwards of $2,181,755, which was fully allowed for in the valuation allowance of $817,690. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The deferred tax assets for the years ended October 31, 2000 and 1999 were $157,791 and $42,243, respectively. The change in the valuation allowance from October 31, 1999 through October 31, 2000 was $157,791. Net operating loss carryforwards will expire through 2020.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

NOTE D: SHAREHOLDERS' EQUITY

During the year ended October 31, 2000, the Company issued 62,248 shares of its $.001 par value common stock through the exercise of 82,656 common stock options. The option holders surrendered 20,408 options as consideration for the stock received.

During the year ended October 31, 2000, the Company sold 17,500 shares of its $.001 par value common stock for $1,400 through the exercise of 17,500 common stock options at $.08 per share.

During the year ended October 31, 2000, the Company granted 35,000 options to directors with exercise prices equal to the common stock market value on the date of grant. The weighted average exercise price and weighted average fair value of these options as of October 31, 2000 were $1.42 and $.72, respectively.

All stock options have been issued under the Company's 1992 Stock Option Plan. An aggregate of 3,000,000 common shares has been reserved for issuance under the 1992 Plan. All stock options were fully vested on the date of grant. The following schedule summarizes the changes in the Company's stock option plan:

                                                 Options Outstanding
                                                    and Exercisable
                                          ------------------------------------      Weighted Average
                                             Number of          Exercise Price       Exercise Price
                                               Shares              Per Share            Per Share
                                          --------------        --------------      ----------------
Balance at October 31, 1998 .......            2,440,000          $.07 to $.79       $         0.10
   Options granted ................              220,000          $.63 to $.79                 0.64

   Options exercised ..............           (1,400,000)         $.07 to $.19                 0.09
   Options canceled ...............                   --                    --                   --
                                          --------------        --------------       --------------
Balance at October 31, 1999 .......            1,260,000          $.07 to $.79                 0.22
   Options granted ................               35,000        $1.19 to $1.50                 1.42
   Options exercised ..............             (100,156)        $.08 to $1.00                 0.59
   Options canceled ...............                   --                    --                   --
                                          --------------        --------------       --------------
Balance at October 31, 2000 .......            1,194,844         $.07 to $1.50       $         0.25
                                          ==============

Pro forma information regarding net income and earnings per share is required by SFAS 123 as if the Company had accounted for its granted stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

            Risk-free interest rate........................6.00%
            Dividend yield.................................0.00%
            Volatility factor.............................50.00%
            Weighted average expected life...............5 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. However, the Company has presented the pro forma net loss and pro forma basic and diluted loss per common share using the assumptions noted above.

                                                For the Years Ended
                                                    October 31,
                                           ------------------------------
                                               2000               1999
                                           -----------        -----------
Pro forma net loss                         $  (455,336)       $  (211,203)
                                           ===========        ===========
Pro forma basic and diluted net loss
   per common share                        $     (0.05)       $     (0.03)
                                           ===========        ===========

NOTE E: SUBSEQUENT EVENT

On November 3, 2000, the Company granted 4,000 options to directors with exercise prices equal to the common stock market value on the date of grant. The weighted average exercise price and weighted average fair value of these options on November 3, 2000 were $1.16 and $.59, respectively.

Effective December 2, 2000, the Company's Board of Directors adopted an Equity Incentive Plan (the "Plan"), which replaced the Company's 1992 Stock Option Plan. One million shares of common stock are authorized to be awarded under the Plan. Awards may take the form of stock options, non-qualified stock options, restricted stock awards, stock bonuses and other stock grants

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.


Securities and Exchange Commission registration fee      $    396.82
Accounting fees and expenses                               15,000.00
Legal fees and expenses                                    60,000.00
Registrar and transfer agent's fees and expenses            2,500.00
Printing and engraving expenses                            15,000.00
Miscellaneous                                               7,103.18
                                                         -----------
Total expenses                                           $100,000.00
                                                         ===========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 7-109-102 of the Colorado Business Corporation Act ("CBCA") provides that a corporation may indemnify any director made a party to any proceeding against expenses reasonably incurred by him in connection with the defense or settlement of the action, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation. To the extent that a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under Colorado law to indemnify that person against reasonable expenses incurred in connection therewith.

         Article Seventh(c) of our Articles of Incorporation requires us to indemnify each of our directors and officers to the maximum extent permitted by CBCA.

         Article Seventh(d) of the Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director. However, a director will be liable for any breach of his duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, any transaction from which the director derived an improper personal benefit, or voting for or assenting to a distribution that is unlawful under Colorado law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Since its inception on July 24, 2000, the Registrant has made the following sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         From July through December 2000, the Registrant sold 5,432,798 shares of its Common Stock (as adjusted for a stock split in 2001) to Roger D. Hurst, President of the Company, and Cathy Landmann, Director of Laboratory Operations of the Company, for $500,000 in cash. In January 2001, the Registrant sold 282,958 shares (as adjusted for the stock split) to William F. Colgin, Jr. for $15,458. Mr. Colgin is an attorney and is the brother of Dr. Mark Colgin, the Company's Director of Recombinant Technology. All of these shares were issued without registration in reliance on the exemption from registration under
Section 4(2) of the Securities Act.

         Effective January 1, 2001, the Registrant issued 2,284,244 shares of its Common Stock to four key employees for services rendered valued at $137,055. These shares were issued without registration in reliance on Rule 701 and the exemption from registration under Section 4(2) of the Securities Act.

         During the period from July 1, 2001 to December 28, 2001, the Registrant issued 300,000 shares of its Common Stock to nine persons at $1.00 per share for aggregate consideration of $300,000. All of these shares were issued without registration in reliance on the exemption from registration under
Section 3(b) of the Securities Act and SEC Rule 504. The Registrant also believes that the Section 4(2) exemption would also be available due to the limited size of the offering and the qualifications of the offerees.

         In connection with the 2001 private offering, the Registrant sent an investor rights declaration regarding piggyback registration and other rights to the Purchasers. The Registrant also prematurely issued stock certificates to these purchasers prior to filing amended articles of incorporation with the Colorado Secretary of State to increase the Registrant's authorized shares of common stock. The Registrant subsequently filed the amended articles. The Registrant also offered to rescind the purchases by refunding the purchase price plus 10% and requested return of the stock certificates and an Amended Investors Rights Declaration. Of the nine purchasers, one purchaser of 50,000 shares accepted the offer of rescission and the Registrant paid him $55,000. In March 2002, the Registrant resold the 50,000 shares to the wife and father-in-law of a director at $1.25 per share, or a total of $62,500. The shares were issued without registration in reliance on the exemption from registration under
Section 4(2) of the Securities Act and Rules 505 and 506.

         In December 2001, the Registrant entered into an agreement to sell 1,000,000 shares and warrants to purchase up to 830,000 shares to Cambridge Holdings, Ltd. and its designees for $600,000. These securities were issued without registration in reliance on the exemption from registration under
Section 3(b) of the Securities Act and SEC Rule 504. These securities were issued without registration in reliance on the exemption from registration under
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(e)      Exhibits

                                INDEX TO EXHIBITS

  EXHIBIT NO.                            DESCRIPTION
  -----------                            -----------
       3.1        Articles of Incorporation of the Registrant filed July 24,
                  2000

       3.1.1 Articles of Amendment to the Articles of Incorporation of the Registrant filed December 26, 2001

  EXHIBIT NO.                            DESCRIPTION
  -----------                            -----------
       3.2        Bylaws of the Registrant

       4.1(a)     Specimen Certificate of Common Stock

          (b)     Specimen Warrant and Agreement to Amend Warrants

       5.1 Opinion of Patton Boggs LLP as to legality of 1,725,305 of the shares of AspenBio common stock being registered*

       10.1 Agreement for Purchase of Assets and Assumption of Liabilities by and among Vitro Diagnostics, Inc., Erik Van Horne, James
                  Musick, AspenBio, and Roger Hurst, dated August 7, 2000

       10.2(a) Securities Purchase Agreement, dated December 28, 2001, between AspenBio and Cambridge Holdings, Ltd.

       10.3       Investor Rights Agreement, dated December 28, 2001, between
                  AspenBio and Cambridge Holdings, Ltd.

       10.4(a)    Consulting Agreement, dated December 28, 2001, between
                  AspenBio and Cambridge Holdings, Ltd.

           (b) Letter, dated March 14, 2002, confirming performance and termination of the Consulting Agreement

       10.5       Shareholders Agreement, dated December 28, 2001, among
                  AspenBio, Cambridge Holdings and Roger Hurst

       10.6 Amended Investor Rights Declaration dated December 28, 2001, between AspenBio and Shareholders of AspenBio

       10.7       2002 Stock Incentive Plan

       10.8       Technology Transfer Agreement, dated October 29, 2001 between
                  AspenBio and the University of Wyoming**

       10.9       License Agreement for Determination of Pregnancy Status of
                  Ungulates, dated September 25, 2001, between AspenBio and the
                  Idaho Research Foundation Inc.

       10.10      Promissory Note, dated August 7, 2000, made by AspenBio to
                  Roger D. Hurst and Amended and Restated Promissory Note, dated
                  April 1, 2002

       10.11      Promissory Note, dated April 1, 2002 made by AspenBio to Roger
                  D. Hurst.

       10.12      Promissory Note, dated November 1, 2000, made by AspenBio to
                  Colorado Business Leasing

       10.13      Stock Option Agreement, dated August 21, 2001, between
                  AspenBio and Gail Schoettler

       10.14      Stock Option Agreement, dated August 21, 2001, between
                  AspenBio and Bruce Deal

       10.15      Promissory Note, dated May 6, 2002, made by AspenBio to Roger
                  D. Hurst***

       10.16(a) Contract to Buy and Sell Real Estate, dated January 29, 2002, between Roger D. Hurst and/or assigns and Urban Group, LLC***

            (b)   Agreement to Amend/Extend Contract, dated April 19, 2002***

            (c)   Agreement to Amend/Extend Contract, dated May 23, 2002***

       23.1       Consent of Larry O'Donnell, CPA, P.C.***

       23.2       Consent of Cordovano and Harvey, P.C.***

       23.3       Consent of Patton Boggs LLP*


*        to be filed by amendment

**       Filed under an application for confidential treatment.


*** Filed with this amendment. All other exhibits were previously filed except as indicated


(b)      Financial Statement Schedule

         No financial statement schedules are required.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement."

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Littleton, State of Colorado, on June 6, 2002.



                                         ASPENBIO, INC.
                                         (Registrant)


                                         By:  /s/ Roger D. Hurst
                                              ----------------------------------
                                              Roger D. Hurst,  President


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.



Date:    June 6, 2002                    /s/ Roger D. Hurst
                                         ---------------------------------------
                                         Roger D. Hurst, President, Chief
                                           Executive Officer, Chief Financial
                                           Officer and Director


Date:    June 6, 2002                    /s/ Gregory Pusey
                                         ---------------------------------------
                                         Gregory Pusey, Secretary and Director


Date:    June 6, 2002                    /s/ Gail S. Schoettler
                                         ---------------------------------------
                                         Gail S. Schoettler, Director

                                INDEX TO EXHIBITS

  EXHIBIT NO.                            DESCRIPTION
  -----------                            -----------
       3.1        Articles of Incorporation of the Registrant filed July 24,
                  2000

       3.1.1 Articles of Amendment to the Articles of Incorporation of the Registrant filed December 26, 2001

       3.2        Bylaws of the Registrant

       4.1(a)     Specimen Certificate of Common Stock

          (b)     Specimen Warrant and Agreement to Amend Warrants

       5.1 Opinion of Patton Boggs LLP as to legality of 1,725,305 of the shares of AspenBio common stock being registered*

       10.1 Agreement for Purchase of Assets and Assumption of Liabilities by and among Vitro Diagnostics, Inc., Erik Van Horne, James
                  Musick, AspenBio, and Roger Hurst, dated August 7, 2000

       10.2(a) Securities Purchase Agreement, dated December 28, 2001, between AspenBio and Cambridge Holdings, Ltd.

       10.3       Investor Rights Agreement, dated December 28, 2001, between
                  AspenBio and Cambridge Holdings, Ltd.

       10.4(a)    Consulting Agreement, dated December 28, 2001, between
                  AspenBio and Cambridge Holdings, Ltd.

           (b) Letter, dated March 14, 2002, confirming performance and termination of the Consulting Agreement

       10.5       Shareholders Agreement, dated December 28, 2001, among
                  AspenBio, Cambridge Holdings and Roger Hurst

       10.6 Amended Investor Rights Declaration dated December 28, 2001, between AspenBio and Shareholders of AspenBio

       10.7       2002 Stock Incentive Plan

       10.8       Technology Transfer Agreement, dated October 29, 2001 between
                  AspenBio and the University of Wyoming**

       10.9       License Agreement for Determination of Pregnancy Status of
                  Ungulates, dated September 25, 2001, between AspenBio and the
                  Idaho Research Foundation Inc.

       10.10      Promissory Note, dated August 7, 2000, made by AspenBio to
                  Roger D. Hurst and Amended and Restated Promissory Note, dated
                  April 1, 2002

       10.11      Promissory Note, dated April 1, 2002 made by AspenBio to Roger
                  D. Hurst.

       10.12      Promissory Note, dated November 1, 2000, made by AspenBio to
                  Colorado Business Leasing

       10.13      Stock Option Agreement, dated August 21, 2001, between
                  AspenBio and Gail Schoettler

       10.14      Stock Option Agreement, dated August 21, 2001, between
                  AspenBio and Bruce Deal

       10.15      Promissory Note, dated May 6, 2002, made by AspenBio to Roger
                  D. Hurst***

       10.16(a) Contract to Buy and Sell Real Estate, dated January 29, 2002, between Roger D. Hurst and/or assigns and Urban Group, LLC***

            (b)   Agreement to Amend/Extend Contract, dated April 19, 2002***

            (c)   Agreement to Amend/Extend Contract, dated May 23, 2002***

       23.1       Consent of Larry O'Donnell, CPA, P.C.***

       23.2       Consent of Cordovano and Harvey, P.C.***

       23.3       Consent of Patton Boggs LLP*


*        to be filed by amendment

**       Filed under an application for confidential treatment.


*** Filed with this amendment. All other exhibits were previously filed except as indicated